FREE WRITING PROSPECTUS SUPPLEMENT

                 Revolving Home Equity Loan Asset Backed Notes
                             (Issuable in Series)
                                Payable monthly

                                  CWHEQ, Inc.
                                   Depositor

                         [LOGO OMITTED] Countrywide(R)
                         -----------------------------
                                  HOME LOANS

                          Sponsor and Master Servicer

                 The Trust Estate

                 Each issuer will be a trust established to hold assets in its trust fund transferred to it by CWHEQ, Inc. The notes will be secured by the trust estate for the particular trust and will generally consist primarily of one or two loan groups of home
Consider         equity revolving credit line loans made or to be made in the
carefully        future under certain home equity revolving credit line loan
the risk         agreements. The loans will be secured by second deeds of trust
factors          or mortgages primarily on one- to four-family residential
beginning        properties and will bear interest at rates that adjust based on
on page S-8      the prime rate. The mortgage loans will have been purchased by
in this          the depositor, either directly or through affiliates, from one
free             or more mortgage loan sellers.
writing
prospectus       The Notes
supplement
and on           CWHEQ, Inc. will sell the notes, which will be fully described
page 5           in a prospectus supplement when it is available. The notes will
in the           be grouped into one or more series, each having its own
accompanying     designation. Each series will be issued in one or more classes
prospectus.      and each class will be secured by the assets in the related trust fund. The terms of each series and each of the classes in a series have not yet been determined. The notes will represent obligations of the issuing trust only and will not represent an interest in or obligation of CWHEQ, Inc., Countrywide Home
                 Loans, Inc., or any of their other affiliates.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates with a file number of 333-121378. Before you invest, you should read the attached prospectus from that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.

Although a registration statement (including the prospectus) relating to the securities discussed in this free writing prospectus supplement has been filed with the Securities and Exchange Commission and is effective, the final prospectus supplement for the offering has not yet been filed with the Securities and Exchange Commission. The final prospectus and prospectus supplement relating to the securities discussed in this communication are not yet available.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed on the accuracy or adequacy of this free writing prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

December 1, 2005

                               Table of Contents


Free Writing Prospectus Supplement               Page
----------------------------------               ----

Summary.............................................3

Risk Factors........................................8

Description of the Mortgage Loans..................18

The Master Servicer................................19

The Home Equity Loan Program.......................20

Description of Sale and Servicing Agreement........23

Maturity and Prepayment Considerations.............35

Description of the Indenture.......................38

Tax Consequences...................................46

Legal Investment Considerations....................46

Index of Defined Terms.............................47

Exhibit A


Prospectus                                       Page
----------                                       ----

Important Notice About Information in
This Prospectus Supplement and Each
Accompanying Prospectus Supplement..................4

Risk Factors........................................5

The Trust Fund.....................................15

Use of Proceeds....................................21

The Depositor......................................21

Loan Program.......................................21

Description of the Securities......................25

Credit Enhancement.................................42

Yield and Prepayment Considerations................49

The Agreements.....................................51

Certain Legal Aspects of the Loans.................67

Material Federal Income Tax Consequences...........83

Other Tax Considerations..........................107

ERISA Considerations..............................107

Legal Investment..................................110

Method of Distribution............................112

Legal Matters.....................................112

Financial Information.............................113

Rating............................................113

Index of Defined Terms............................115

                                    Summary

This summary highlights selected information about the offering transactions and does not contain all of the information that you need to consider in making your investment decision. The terms of each series and each of the classes in a series have not yet been determined. The notes in an offering and the other circumstances of the offering that have not yet been specified will be fully described in a prospectus supplement when it is available. To understand all of the terms of an offering of the notes, read this entire free writing prospectus supplement, the accompanying prospectus, and, when available, the prospectus supplement relating to the applicable series of notes carefully.

Trust Estate

The trust estate will consist of a pool of home equity revolving credit line loans made or to be made in the future under certain home equity revolving credit line loan agreements. The loans will be secured by second deeds of trust or mortgages on primarily one- to four-family residential properties and will bear interest at rates that adjust based on the prime rate. The trust estate may also include funds deposited into the additional loan accounts on the closing date to be used to acquire additional home equity loans that are not included in the initial cut-off date pool during a specified funding period.

The trust estate will consist of one or two loan groups. Each is referred to as a loan group. We sometimes refer to these loans as home equity loans or mortgage loans. Your notes may be related to one or more of the loan groups. If trust estate consists of only one loan group, then references to loan groups in this free writing prospectus supplement refer to the entire trust estate. On the closing date, the original principal balance of a class of notes may exceed the aggregate cut-off date principal balance of the home equity loans in the related loan group transferred to the issuer on the closing date.

See "Description of the Mortgage Loans" in this free writing prospectus supplement.

The Mortgage Loans

General

The mortgage loans are revolving lines of credit. During the applicable draw period, each borrower may borrow additional amounts from time to time up to the maximum amount of that borrower's line of credit. If borrowed amounts are repaid, they may again be borrowed during the applicable draw period.

The principal balance of a mortgage loan (other than a liquidated mortgage loan) on any day is equal to

o    its cut-off date principal balance,

          plus

o    any additional borrowings on that mortgage loan,

          minus

o all collections credited against the principal balance of that mortgage loan before that day.

Once a mortgage loan is finally liquidated, its principal balance is zero.

Loan Rates

Interest on each mortgage loan is payable monthly and computed on the related daily outstanding principal balance for each day in the billing cycle. The loan rate for a calendar month is a variable rate per annum equal to the sum of

o the highest prime rate published in the Money Rates table of The Wall Street Journal as of the first business day of that calendar month

          and

o    a margin.

Each loan rate is subject to applicable usury limits and certain maximum rates. Loan rates are subject to adjustment monthly on the first business day of the calendar month preceding the due date. The due date for each mortgage loan is generally the 15th day of each month.

Principal Payments

Each mortgage loan features a draw period during which the loan may be drawn on, immediately followed by a repayment period during which the loan must be repaid. In general, home equity loans with 5-year draw periods have 15-year repayment periods. These 5-year draw periods are generally extendible for an additional 5 years with the approval of the master servicer. In some cases, the repayment period may be five, ten, or twenty years after the draw period. Certain mortgage loans require a balloon payment at the end of the draw period.

Depositor

CWHEQ, Inc., a limited purpose finance subsidiary of Countrywide Financial Corporation. Its address is 4500 Park Granada, Calabasas, California 91302, and its telephone number is (818) 225-3000.

See "The Depositor" in the prospectus.

Sponsor and Master Servicer

Countrywide Home Loans, Inc., a New York corporation and a subsidiary of Countrywide Financial Corporation.

See "The Master Servicer" in this free writing prospectus supplement.

Sellers

Countrywide Home Loans, Inc. will be the seller of all or a portion of the mortgage loans. Other mortgage loans may be sold directly to the depositor by one or more special purpose entities that were established by Countrywide Financial Corporation, or one of its subsidiaries, which, in turn, acquired those mortgage loans directly from Countrywide Home Loans, Inc. A portion of the mortgage loans may also be sold to the depositor by unaffiliated third-party sellers.

Owner Trustee

Wilmington Trust Company, a Delaware banking corporation.

Indenture

The notes will be issued pursuant to an indenture between the issuer and the indenture trustee.

Indenture Trustee

JPMorgan Chase Bank, N.A., a national banking association.

Custodian

Treasury Bank, a division of Countrywide Bank, N.A. (formerly Treasury Bank, National Association), a national banking association and an affiliate of the sponsor and the master servicer.

Additional Loan Account

A series of notes may provide for the purchase of additional mortgage loans after the related closing date. In that case, the amount to be available for the purchase of additional mortgage loans after the related closing date will be deposited in an additional loan account to be used through the end of the related funding period (which, generally, will not exceed 90 days) to purchase additional mortgage loans for that trust. Any amounts not used for that purpose will be paid to holders of the related notes as a prepayment of principal no later than the payment date following the end of the funding period.

Any additional home equity loans acquired by the issuer and pledged as part of the trust estate after the closing date will have been underwritten using generally the same guidelines as were used with respect to the initial mortgage loans, and will be covered by substantially the same representations and warranties as those covering the initial mortgage loans.

The purchase of these additional home equity loans is in addition to the ongoing purchase of additional balances during the managed amortization period with the proceeds of principal repayments received on the mortgage loans in the trust. Any funds remaining in an additional loan account at the end of the funding period will be used to prepay the class of notes related to that account on the first payment date.

Funding Period

If a series of notes provides for the purchase of additional mortgage loans after the related closing date, the purchases must occur during a specified funding period. During the funding period, funds on deposit in the additional loan accounts are expected to be used to acquire additional home equity loans that are not included in the pool of mortgage loans transferred to the trust on the closing date.

If needed to make required interest payments on any class of notes on the first payment date, the sponsor will make interest shortfall payments to the trust to offset shortfalls in interest amounts attributable to the funding mechanism. Those payments will not cover any interest shortfalls arising from any full or partial prepayment of mortgage loans or any application of the Servicemembers Civil Relief Act.

Third Party Insurers

Unless otherwise specified, the notes will have the benefit of financial guaranty insurance policies issued by a third party insurer. The references to the third party insurer in this free writing prospectus supplement are applicable only if classes of notes in the series have the benefit of a financial guaranty insurance policy.

Any third party insurer may be granted a number of rights under the related indenture and the related sale and servicing agreement that will limit and otherwise affect the rights of the holders of the notes. Any insurance policy issued by a third party insurer will not cover, and will not benefit in any manner whatsoever, any notes other than those specified.

See "Risk Factors--Rights of the Third Party Insurer" in this free writing prospectus supplement.

Payment Dates

The indenture trustee will make payments on the notes on the business day after the 14th day of each month.

The first payment date for any series of notes is expected to be in the second month after the month in which the closing date for that series occurs.

Form of Notes

The notes will initially be issued in book-entry form. Persons acquiring beneficial ownership interests in the notes may elect to hold their beneficial interests through The Depository Trust Company, in the United States, or Clearstream, Luxembourg, or the Euroclear System, in Europe.

See "Description of Notes - Book-Entry Notes" in the accompanying prospectus.

Record Dates

The day before a payment date or, if the notes are no longer book-entry notes, the last day of the month preceding a payment date.

Optional Termination

With the consent of the third party insurer, the mortgage loans will be subject to optional transfer to the transferor on any payment date on or after which the aggregate note principal balance of the notes is reduced to an amount less than or equal to 10% of the aggregate original note principal balance of the notes.

Credit Enhancement

General

The structure of an offering of notes generally includes various mechanisms that are intended to protect noteholders against shortfalls in payments received on the mortgage loans and realized losses on the mortgage loans.

Excess Interest

The indenture trustee will distribute certain interest collections on the mortgage loans to cover losses that would otherwise be allocated to the notes.

Limited Subordination of Transferor Interest

The transferor interest is the interest of the transferor in the trust estate. The portion of the transferor interest related to a loan group if there is more than one loan group is referred to as the "allocated transferor interest." If there is only one loan group, the allocated transferor interest is the whole transferor interest. Each allocated transferor interest is expected to grow as interest collections in excess of amounts due as interest to the noteholders of the related class of notes (which may include interest-only strips), amounts due to the third party insurer, and certain loss amounts due on the related notes are applied as principal payments on that class of notes, thereby creating over-collateralization of that class of notes. Each allocated transferor interest may also grow as the principal amounts of the mortgage loans in the related loan group change due to new borrowings. In certain circumstances, amounts that would be paid on an allocated transferor interest will instead be paid on the related class of notes. Countrywide Home Loans, Inc. (or one of its affiliates) will own the transferor interest on the closing date.

Cross-Collateralization

Although payments on each class of notes will be based primarily on amounts collected or received on the mortgage loans in the related loan group, the indenture will provide for a specified level of cross-collateralization, in that investor interest collections from a loan group on any payment date will be applied to the funding of certain deficiencies in interest and principal on the notes related to the other loan group. In addition, the indenture will provide that the over-collateralization of one loan group may be used to cover shortfalls in the collateralization of the other loan group.

Policy

Unless otherwise specified, a third party insurer will issue a financial guaranty insurance policy for the benefit of the noteholders.

The policy will irrevocably and unconditionally guarantee on each payment date to the indenture trustee for the benefit of the noteholders the full and complete payment of certain guaranteed payments.

The effect of the policy is to guarantee the timely payment of interest on, and the ultimate payment of the principal amount of, the notes. The policy does not cover payment of any basis risk carry-forward that the notes may be subject to.

In the absence of payments under the policy, noteholders will directly bear the credit and other risks associated with their notes.

Other

The transaction may additionally employ any one or more of the following forms of credit enhancement:

     o   the subordination of one or more classes of securities,

     o   special hazard insurance policy,

     o   one or more reserve funds,

     o   a mortgage pool insurance policy, or

     o   another method of credit enhancement.

No form of credit enhancement can provide protection against all risks of loss or guarantee payment of the entire principal and interest on the notes. If losses occur that exceed the amount covered by credit enhancement, noteholders of the applicable series will bear their allocable share of any deficiencies.

See "Risk Factors" in this free writing prospectus supplement and "Risk Factors" in the accompanying prospectus.

Material Federal Income Tax Consequences

For federal income tax purposes the trust estate may consist of one or more REMICs with specified classes of notes being regular or residual interests in the REMICs. When a REMIC election has not been made, it is expected that the notes will nevertheless be treated as debt instruments for federal income tax purposes, and that neither the trust estate nor any portion of the trust estate will be treated as a corporation, a publicly traded partnership taxable as a corporation, or a taxable mortgage pool for federal income tax purposes.

See "Material Federal Income Tax Consequences" in the prospectus for additional information concerning the application of federal income tax laws.

Legal Investment Considerations

The notes will not constitute mortgage related securities for purposes of the Secondary Mortgage Market Enhancement Act of 1984, because the mortgages securing the loans are not first mortgages. Accordingly, many institutions with legal authority to invest in comparably rated securities based solely on first mortgages may not be legally authorized to invest in the notes.

See "Legal Investment" in the prospectus.

Note Rating

Unless otherwise specified, the notes will not be offered unless they are rated "AAA" by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. and "Aaa" by Moody's Investors Service, Inc. A rating is not a recommendation to buy, sell, or hold securities. These ratings may be lowered or withdrawn at any time by either of the rating agencies.

See "Risk Factors--Rating of Securities" in the prospectus.

                                 Risk Factors

     The following information, which you should carefully consider, identifies certain significant sources of risk associated with an investment in the notes. You should also carefully consider the information under "Risk Factors" in the prospectus.

You may have difficulty
selling your notes................  Unless otherwise specified, the underwriter intends to make a market in the classes of notes purchased by it but has no obligation to do so. We cannot assure you that a secondary market for the notes will develop or, if it develops, that it will continue. Consequently, you may not be able to sell your notes readily or at prices that will enable you to realize your desired yield. The market values of the notes are likely to fluctuate; these fluctuations may be significant and could result in significant losses to you.

                                    The secondary markets for asset backed
                                    securities have experienced periods of
                                    illiquidity and can be expected to do so in the future. Illiquidity can have a severely adverse effect on the prices of securities that are especially sensitive to prepayment, credit, or interest rate risk, or that have been structured to meet the investment requirements of limited categories of investors.

Cash flow disruptions could
cause payment delays and
losses............................  Substantial delays and shortfalls could result from liquidating delinquent
                                    mortgage loans. Resulting shortfalls in
                                    payments to noteholders could occur if the third party insurer were unable to perform its obligations under the policy. Further, liquidation expenses (such as legal fees, real estate taxes, and maintenance and preservation expenses) will reduce the security for the related mortgage loans and in turn reduce the proceeds payable to noteholders. If any of the mortgaged properties fails to provide adequate security for the related mortgage loans, you could experience a loss if the third party insurer were unable to perform its obligations under the policy.

Yield and reinvestment may
be adversely affected by
unpredictability of
prepayments.......................  During the period in which a borrower may borrow money under the borrower's line of credit, the borrower may make monthly payments only for the accrued interest or may also repay some or all of the amount previously borrowed. In addition, borrowers may borrow additional amounts up to the maximum amounts of their lines of credit. As a result, the amount the master servicer receives in principal payments on the mortgage loans in a loan group in any month (and in turn the amount of principal repaid to the holders of the related class of notes) may change significantly. Even during the repayment period, borrowers generally may prepay their mortgage loans at any time without penalty. Prepayments, however, on loans secured by property in California and certain other jurisdictions may be subject to account termination fees during the first five years after origination of the loan.

                                    Generally, revolving home equity loans are not viewed by borrowers as permanent financing. The mortgage loans may be repaid at faster rates than traditional mortgage loans. The prepayment experience on the notes may be affected by a wide variety of factors, including:

                                    o general economic conditions,

                                    o interest rates,

                                    o the availability of alternative
                                    financing, and

                                    o homeowner mobility.

                                    In addition, substantially all of the
                                    mortgage loans contain due-on-sale
                                    provisions and the master servicer intends to enforce those provisions unless doing so is not permitted by applicable law or the master servicer permits the purchaser of the mortgaged property in question to assume the mortgage loan in a manner consistent with reasonable commercial practice. See "Certain Legal Aspects of the Loans--Due-on-Sale Clauses" in the prospectus for a description of certain provisions of the credit line agreements that may affect the prepayment experience on the mortgage loans.

                                    The yield to maturity and weighted average life of your notes will be affected primarily by

                                    o the rate and timing of repayments and
                                      prepayments on the mortgage loans in the related loan group as compared with the creation and amount of related additional balances, and

                                    o the realization of the related
                                      liquidation loss amounts.

                                    If you purchase notional amount notes and principal is repaid faster than you anticipated, you may lose your initial investment.

                                    You bear the reinvestment risks resulting from a faster or slower rate of principal payments than you expect. See "Yield and Prepayment Considerations" in the prospectus.

Possible prepayment due to
inability to acquire additional
home equity loans.................  If a series of notes provides for the purchase of additional mortgage loans
                                    after the related closing date, the
                                    ability of the issuer to acquire
                                    additional home equity loans for inclusion in the trust will depend on the ability of the sponsor to originate or acquire mortgage loans during the funding period that meet the eligibility criteria for additional home equity loans. The ability of the sponsor to originate or acquire these loans will be affected by a number of factors, including prevailing interest rates, employment levels, the rate of inflation, and economic conditions generally.

                                    If the full aggregate amounts on deposit in the additional loan accounts allocated to purchase additional home equity loans cannot be used for that purpose by the end of the funding period, any amounts remaining on deposit in the additional loan accounts will be distributed to the holders of the applicable class of notes as a prepayment of principal on the first payment date after the end of the funding period. We cannot assure you of the magnitude of the amounts on deposit in the additional loan accounts at the end of the funding period.

Withdrawal or downgrading
of initial ratings will affect
the value of the notes............  If any of the notes are covered by a financial guaranty insurance policy issued by a third party insurer, the ratings of the notes will depend primarily on an assessment by the rating agencies of the mortgage loans and on the financial strength of the third party insurer. Any reduction in the ratings assigned to the financial strength of the third party insurer will likely result in a reduction in the ratings of the notes. A reduction in the ratings assigned to the notes probably would reduce the market value of the notes and may affect your ability to sell them.

                                    The rating by each of the rating agencies of the notes is not a recommendation to purchase, hold, or sell the notes since that rating does not address the market price or suitability for a particular investor. The rating agencies may reduce or withdraw the ratings on the notes at any time they deem appropriate. In general, the ratings address credit risk and do not address the likelihood of prepayments.

Junior lien priority could
result in payment delay or
loss..............................  The mortgage loans are secured by mortgages that are second mortgages. Mortgage loans secured by second mortgages are entitled to proceeds that remain from the sale of the related mortgaged property after any related senior mortgage loan and prior statutory liens have been satisfied. If the remaining proceeds are insufficient to satisfy the mortgage loans secured by second mortgages and prior liens in the aggregate and the third party insurer is unable to perform its obligations under the policy, you will bear

                                    o the risk of delay in payments while any
                                      deficiency judgment against the borrower is sought and

                                    o the risk of loss if the deficiency
                                      judgment cannot be obtained or is not
                                      realized on.

                                    See "Certain Legal Aspects of the Loans" in the prospectus.

The issuer may be an
unsecured creditor under
certain mortgage loans
because mortgage loan
assignments may not be
recorded..........................  The mortgage notes will be held by Treasury
                                    Bank, a division of Countrywide Bank, N.A.
                                    (formerly Treasury Bank, National
                                    Association), as custodian on behalf of
                                    the indenture trustee. The indenture
                                    trustee will not conduct an independent
                                    review or examination of the mortgage
                                    files. A substantial portion of the
                                    mortgage loans may have been originated by the custodian.

                                    Although the indenture trustee's security interest in the mortgage notes relating to the mortgage loans will be perfected with the filing of Uniform Commercial Code financing statements by the issuer by the closing date, assignments of mortgage loans to the indenture trustee will not be recorded unless the rating of the long-term senior unsecured debt obligations of Countrywide Home Loans, Inc. falls below a rating of "BBB" by Standard & Poor's, a division of The McGraw-Hill Companies, Inc., or "Baa2" by Moody's Investors Service, Inc. In addition, assignments of mortgage loans will not be required to be recorded if the sponsor delivers to the indenture trustee and the third party insurer an opinion of counsel reasonably acceptable to each rating agency and the third party insurer to the effect that recording is not required

                                    o to protect the indenture trustee's
                                      interest in the related mortgage loan, or

                                    o to perfect a first priority security
                                      interest in favor of the indenture
                                      trustee, as designee of the issuer, in the related mortgage loan, if a court were to recharacterize the sale of the mortgage loans to the issuer as a financing.

                                    In certain states in which the mortgaged properties are located, failure to record the assignments of the related mortgages to the indenture trustee, as designee of the issuer, will have the result of making the sale of the mortgage loans to the issuer potentially ineffective against

                                    o any creditors of Countrywide Home Loans
                                      who may have been fraudulently or
                                      inadvertently induced to rely on the
                                      mortgage loans as assets of Countrywide
                                      Home Loans; or

                                    o any purchaser of a mortgage loan who had
                                      no notice of the prior conveyance to the issuer if the purchaser perfects its interest in the mortgage loan by taking possession of the related documents or other evidence of indebtedness or otherwise.

                                    In addition, the priority of the indenture trustee's security interest in the mortgage notes could be defeated by a purchaser of a mortgage note if the purchaser gives value and takes possession of the mortgage note in good faith and without knowledge that the purchase violates the rights of the indenture trustee.

                                    In case of any of the above events, the
                                    issuer would be an unsecured creditor of Countrywide Home Loans.

Payments to and rights of
investors could be adversely
affected by the bankruptcy or
insolvency of certain parties.....  Countrywide Home Loans will treat its sale of the mortgage loans to the depositor as a sale of the mortgage loans. However, if Countrywide Home Loans becomes bankrupt, the trustee in bankruptcy of Countrywide Home Loans may argue that the mortgage loans were not sold but were only pledged to secure a loan to Countrywide Home Loans. If that argument is made, you could experience delays or reductions in payments on the notes. A sale and servicing agreement will provide that the transfer of the mortgage loans by the depositor to the issuer is a valid transfer and assignment of the mortgage loans to the issuer. Because the treatment of the transfer as a sale may be contested and the transfer might be characterized as a transfer for security rather than a sale of the mortgage loans, the depositor will also grant to the issuer a security interest in the mortgage loans.

                                    If certain events relating to the
                                    bankruptcy or insolvency of the sponsor
                                    were to occur, no further additional home equity loans would be acquired with any funds remaining in the additional loan accounts, additional balances would not be sold to the depositor, transferred by the depositor to the issuer, and pledged by the issuer to the indenture trustee, and the rapid amortization period would commence.

                                    If the master servicer becomes bankrupt, the bankruptcy trustee or receiver may have the power to prevent the appointment of a successor master servicer.

Developments in California
could have a disproportionate
effect on the pool of mortgage
loans due to geographic
concentration of mortgaged
properties........................  Trust estates established by the depositor have historically had a significant
                                    portion of their mortgage loans secured by mortgaged properties that are located in California, a significant portion of the mortgage loans in the trust fund are expected be secured by mortgaged properties that are located in California. Properties in California may be more susceptible than homes located in other parts of the country to certain types of uninsurable hazards, such as earthquakes, floods, mudslides, and other natural disasters. In addition:

                                    o economic conditions in California (which
                                      may or may not affect real property
                                      values) may affect the ability of
                                      borrowers to repay their loans on time;

                                    o declines in the California residential
                                      real estate market may reduce the values of properties located in California, which would result in an increase in the loan-to-value ratios; and

                                    o any increase in the market value of
                                      properties located in California would
                                      reduce the loan-to-value ratios and could, therefore, make alternative sources of financing available to the borrowers at lower interest rates, which could result in an increased rate of prepayment of the mortgage loans.

Master servicer has ability to
change the terms of the
mortgage loans....................  The master servicer may agree to changes in the terms of a credit line agreement if
                                    the changes

                                    o do not materially and adversely affect
                                      the interest of the noteholders or the
                                      third party insurer, and

                                    o are consistent with prudent business
                                      practice.

                                    In addition, the master servicer, within certain limitations, may increase the credit limit related to a mortgage loan. Any increase in the credit limit related to a mortgage loan would increase the combined loan-to-value ratio of that mortgage loan and, accordingly, may increase the likelihood and would increase the severity of loss if a default occurs under the mortgage loan.

Effect of loan rates on the
notes.............................  Each class of notes (other than any interest only classes) accrues interest at a rate based on the interpolated one-month and two-month LIBOR index plus a specified margin for the first payment date, and for every payment date after the first payment date the notes accrue interest at a rate based on the one-month LIBOR index plus a specified margin. However, each such rate, and the rates on any interest only class, is subject to a cap based in part on the interest rates on the mortgage loans in the related loan group.

                                    The mortgage loans have interest rates
                                    that are based on the prime rate, and have periodic and maximum limitations on adjustments to the loan rate. As a result, a class of notes may accrue less interest than it would accrue if the related note rate were based solely on the one-month LIBOR index plus the specified margin or, in the case of interest only notes, on the specified rate.

                                    A variety of factors could affect the
                                    interest rates on the mortgage loans and thus limit either note rate. Some of these factors are described below.

                                    o Each note rate may adjust monthly while
                                      the loan rates on the mortgage loans may adjust less frequently. Consequently, the loan rates may limit increases in the note rate for a class of notes for extended periods in a rising interest rate environment.

                                    o The prime rate may respond to different
                                      economic and market factors than one-month
                                      LIBOR and thus may change in a direction different from one-month LIBOR and may increase or decrease at different rates or times. As a result, the loan rates could decline while one-month LIBOR is stable or rising. Although both the loan rates and one-month LIBOR may either decline or increase during the same period, the loan rates could decline more rapidly or increase more slowly than one-month LIBOR.

                                    These factors may adversely affect the
                                    yield to maturity on each class of notes.
                                    Any basis risk carry-forward on a class of notes will be paid on those notes only to the extent of available funds from the related loan group. We cannot assure you that all basis risk carry-forward will be paid. In addition, the policy does not cover, and the ratings of the notes do not address the likelihood of, the payment of basis risk carry-forward.

                                    The mortgage loans generally have
                                    introductory rates that apply to payments made during the first three or six months after origination. After the introductory rate period, the loan rate will be adjusted to the index rate plus the applicable margin. On the first three payment dates, the master servicer is required to cover shortfalls in the amount required to pay the note interest resulting solely from the failure of certain mortgage loans to be fully indexed.

                                    Borrowers may be offered reductions in
                                    loan rates. If a borrower requests a
                                    reduction in the loan rate, the loan rate may not be reduced unless the master servicer first purchases the mortgage loan from the related loan group and deposits the purchase price as collections in the relevant collection period. The amount of mortgage loans that may be purchased out of a loan group to accommodate any reductions in loan rate may not exceed 5.0% of the original note principal balance of the related class of notes.

                                    If a series of notes provides for the
                                    purchase of additional mortgage loans
                                    after the related closing date, there may not be sufficient interest collections from the mortgage loans in that trust estate to pay all the interest due on the related notes during the funding period.

Certain of the underlying
senior mortgages may be
subject to negative
amortization......................  All or a portion of mortgage loans in a trust estate may be junior to senior
                                    mortgages that are, in some cases,
                                    negative amortization loans. The interest rates on the negative amortization loans typically adjust monthly but their monthly payments and amortization schedules adjust annually and, under most circumstances, are subject to periodic caps on payment adjustments. The initial interest rates on this type of senior mortgage loans are generally lower than the sum of the indices applicable at origination and the related margins. During a period of rising interest rates, as well as before the annual adjustment to the monthly payment made by the borrower, the amount of interest accruing on the principal balance of these senior mortgage loans may exceed the amount of the scheduled monthly payment. As a result, a portion of the accrued interest on the senior mortgage loans that are negatively amortizing loans may become deferred interest which will be added to their principal balances and will also bear interest at the applicable interest rates.

                                    In addition, the amount by which a monthly payment may be adjusted on an annual payment adjustment date is limited and may not be sufficient to amortize fully the unpaid principal balance of a senior mortgage loan over its remaining term to maturity. In certain circumstances, the monthly payment due on a senior loan that is a negative amortization loan will be recast without regard to the periodic cap. These features may affect the rate at which principal on these senior mortgage loans is paid and may create a greater risk of default on these loans, which will constitute a default on the related home equity loan, if the borrowers of these loans are unable to pay the monthly payments on the related increased principal balances. In addition, the severity of loss on this type of loan if the borrower defaults may be greater due to the increased principal balance.

                                    These borrowers have two adjustable-rate loans whose interest payments may increase and, in the case of the senior lien, whose principal payments may also increase, which may create a greater risk of default on these loans, if the borrowers of these loans are unable to pay the increased monthly payments.

Event of default under
the indenture.....................  If there is a third party insurer, then so long as the third party insurer is not in default with respect to its obligations under the policy, neither the indenture trustee nor the noteholders may declare an event of default under the indenture and accelerate the maturity of the notes without the consent of the third party insurer. If an event of default under the indenture occurs, the third party insurer will have the right, but not the obligation, to cause the liquidation, in whole or in part, of the trust estate, which will result in redemption, in whole or in part, of the notes. The third party insurer's decisions with respect to defaults may have a significant impact on the weighted average lives of the notes.

Subordinated notes have a
greater risk of loss than
notes and subordination may
not be sufficient to protect
notes from losses.................  When certain classes of notes provide credit enhancement for other classes of notes
                                    this is sometimes referred to as
                                    subordination. The subordination feature is intended to enhance the likelihood that related noteholders will receive regular payments of interest and principal. Historically, series of notes created by the depositor have not provided for subordinated notes as a means of credit enhancement, but subordinated notes may be used as a means of credit enhancement in the future.

                                    Credit enhancement in the form of
                                    subordination may be provided for the
                                    notes, first, by the right of the holders of more senior notes to receive payments of principal before the related subordinated classes and, second, by the allocation of realized losses on the related mortgage loans to reduce the balances of the related subordinated classes, generally in the inverse order of their priority of payment, before any related realized losses are allocated to the more senior classes of notes.

                                    You should fully consider the risks of
                                    investing in a subordinated note,
                                    including the risk that you may not fully recover your initial investment as a result of realized losses on the related mortgage loans. In addition, investors in a class of notes should consider the risk that, after the credit enhancement provided by excess cashflow and any over-collateralization have been exhausted, the subordination of the related subordinated notes may not be sufficient to protect the notes from losses.

Impact of world events............  The economic impact of the United States'
                                    military operations in Iraq, Afghanistan, and other parts of the world as well as the possibility of any terrorist attacks, domestically or abroad, is uncertain, but could have a material effect on general economic conditions, consumer confidence, and market liquidity. No assurance can be given as to the effect of these events on consumer confidence and the performance of the mortgage loans. If the third party insurer is unable to perform its obligations under the policy, any adverse impact resulting from these events would be borne by the holders of the notes. United States military operations may also increase the likelihood of shortfalls under the Servicemembers Civil Relief Act or similar state law.

                                    For a further discussion, see "Certain
                                    Legal Aspects of the Mortgage Loans --
                                    Servicemembers Civil Relief Act" in the
                                    prospectus.

Hurricane Katrina May Pose
Special Risks.....................  At the end of August 2005, Hurricane Katrina
                                    caused catastrophic damage to areas in the Gulf Coast region of the United States.

                                    The sponsor will represent and warrant as of the closing date that each mortgaged property is free of material damage and in good repair. In the event of a breach of that representation and warranty, the sponsor will be obligated to repurchase or substitute for the related mortgage loan. Any such repurchase would have the effect of increasing the rate of principal payment on the notes. Any damage to a mortgaged property that secures a mortgage loan in the trust estate occurring after the closing date as a result of any other casualty event will not cause a breach of this representation and warranty.

                                    The full economic impact of Hurricane
                                    Katrina is uncertain but may affect the
                                    ability of borrowers to make payments on their mortgage loans. Initial economic effects appear to include:

                                    o localized areas of nearly complete
                                      destruction of the economic infrastructure and cessation of economic activity,

                                    o regional interruptions in travel and
                                      transportation, tourism, and economic
                                      activity generally, and

                                    o nationwide decreases in petroleum
                                      availability with a corresponding increase in price.

                                    We have no way to determine whether other effects will arise, how long any of these effects may last, or how these effects may impact the performance of the mortgage loans. Any impact of these events on the performance of the mortgage loans may impact the weighted average lives of the notes or increase the amount of losses borne by the holders of the notes if the third party insurer is unable to perform its obligations under the surety bond.

                                    For a discussion of additional risks
                                    pertaining to the notes, see "Risk
                                    Factors" in the prospectus.

Some statements in or incorporated by reference in this free writing prospectus supplement and the accompanying prospectus consist of forward-looking statements relating to future economic performance or projections and other financial items. These statements can be identified by the use of forward-looking words such as "may," "will," "should," "expects," "believes," "anticipates," "estimates," or other comparable words. Forward-looking statements are subject to a variety of risks and uncertainties that could cause actual results to differ from the projected results. Those risks and uncertainties include, among others, general economic and business conditions, regulatory initiatives and compliance with governmental regulations, customer preferences and various other matters, many of which are beyond our control. Because we cannot predict the future, what actually happens may be very different from what we predict in our forward-looking statements.

                       Description of the Mortgage Loans

General

     A Trust will acquire a pool of mortgage loans that may be held as a single pool or may be divided into two groups of mortgage loans that are referred to as loan group 1 and loan group 2, and the mortgage loans in loan group 1 and loan group 2 are referred to as the group 1 mortgage loans and group 2 mortgage loans. If the mortgage loan pool is split into separate groups, the group 1 mortgage loans will have original principal balances (by credit limit) that conform to the guidelines of Freddie Mac and Fannie Mae and the group 2 mortgage loans will have original principal balances (by credit limit) that may or may not conform to the guidelines of Freddie Mac and Fannie Mae. If the mortgage loan pool is not split into separate groups, the references in this free writing prospectus supplement to loans groups are each a reference to the entire mortgage loan pool.

     All of the mortgage loans to be included by the final pool will be sold on or before the closing date by Countrywide Bank to the sponsor and, on the closing date, by the sponsor to the depositor, and by the depositor to the Trust. The note principal balance of a class of notes related to a loan group may exceed the cut-off date principal balance of the mortgage loans in the related loan group transferred to the Trust on the closing date.

Mortgage Loan Terms

     General. A borrower may obtain an advance on a mortgage loan by writing a check, requesting a wire transfer or using a credit card in a minimum amount of $250. The minimum amount for draws does not apply to borrowers that are Access Card holders. Except during the introductory rate period when the mortgage loan interest rate is fixed, the mortgage loans bear interest at a variable rate that changes monthly on the first business day of the month preceding the due date with changes in the applicable index rate. After the introductory rate period, the daily periodic rate on the mortgage loans (i.e., the loan rate) is the sum of the index rate plus the applicable margin, divided by 365. The index rate is based on the highest "prime rate" published in the "Money Rates" table of The Wall Street Journal as of the first business day of each calendar month.

     The second mortgage ratio for a mortgage loan in second lien position is the credit limit for the related mortgage loan divided by the sum of the credit limit and the outstanding principal balance of any mortgage loan senior to the related mortgage loan as of the date of the related loan application.

     Countrywide generally offers introductory loan rates on its home equity lines of credit. The introductory rate applies to payments made generally during the first three months or first six months after origination. After the introductory period, the loan rate will adjust to the index rate plus the applicable margin.

     In general, the home equity loans may be drawn on during a draw period of five years. Home equity loans with a draw period of five years (which generally may be extendible for an additional five years, with Countrywide's approval) are expected to constitute approximately no less than 95% of the aggregate principal balance of the mortgage loans to be included in the final mortgage loan pool. These loans are generally subject to a fifteen year repayment period following the end of the draw period. During this repayment period, the outstanding principal balance of the loan will be paid in monthly installments equal to 1/180 of the outstanding principal balance at the end of the draw period. A relatively small number of home equity loans are subject to a five, ten, or twenty year repayment period following the draw period during which the outstanding principal balance of the loan will be repaid in equal monthly installments. Approximately 0.06% and 0.10% of the group 1 mortgage loans and the group 2 mortgage loans, respectively, by the aggregate stated principal balance of the mortgage loans in such loan group as of the statistical calculation date, require a balloon repayment at the end of the draw period.

     The minimum payment due during the draw period will be equal to the finance charges accrued on the outstanding principal balance of the home equity loan during the related billing period, any past due finance charges, and any other charges owed. The minimum payment due during the repayment period will be equal to the sum of the finance charges accrued on the outstanding principal balance of the mortgage loan during the related billing period, any amounts past due, any other charges owed, and the principal payment described in the preceding paragraph.

     The principal balance of a mortgage loan (other than a Liquidated Mortgage Loan) on any day is equal to

          o its principal balance as of the cut-off date, plus

          o any Additional Balances for the mortgage loan, minus

          o the sum of all collections credited against the principal balance of the mortgage loan in accordance with the related credit line agreement before the relevant day.

     The principal balance of a Liquidated Mortgage Loan after final recovery of related liquidation proceeds is zero.

                              The Master Servicer

General

     Countrywide Home Loans, Inc. ("Countrywide") will service the mortgage loans consisting of adjustable rate home equity revolving credit line loans made or to be made in the future in accordance with a sale and servicing agreement. The mortgage loans will be secured by second deeds of trust or mortgages on the residential properties that are primarily single family residences, individual units in planned unit developments, or condominium units.

     Countrywide may perform any of its obligations under a sale and servicing agreement through one or more subservicers. Notwithstanding any subservicing arrangement, the master servicer will remain liable for its servicing obligations under a sale and servicing agreement as if the master servicer alone were servicing the mortgage loans.

The Master Servicer

     Countrywide, a New York corporation and a subsidiary of Countrywide Financial Corporation, will act as master servicer for the mortgage loans pursuant to a sale and servicing agreement. Countrywide is engaged primarily in the mortgage banking business, and as such, originates, purchases, sells, and services mortgage loans and originated some of the mortgage loans that will be included in the trust. Countrywide originates mortgage loans through a retail branch system and through mortgage loan brokers and correspondents nationwide. Countrywide's mortgage loans are principally first-lien, fixed or adjustable rate mortgage loans secured by single-family residences. Countrywide began servicing home equity lines of credit in October 1994.

     The principal executive offices of Countrywide are located at 4500 Park Granada, Calabasas, California 91302. Its telephone number is (818) 225-3300. Countrywide conducts operations from its headquarters in Calabasas and from offices located throughout the nation.

                         The Home Equity Loan Program

Underwriting Procedures Relating to Home Equity Loans

     The following is a description of the underwriting procedures customarily employed by the sponsor and Countrywide Bank, N.A. ("Countrywide Bank" and, collectively with the sponsor, the "originators") with respect to home equity loans. The underwriting procedures employed by the sponsor and Countrywide Bank are identical in all material respects, as discussed below, but do differ in some minor details. The underwriting process is intended to assess the applicant's credit standing and repayment ability, and the value and adequacy of the real property security as collateral for the proposed loan. Exceptions to the applicable originator's underwriting guidelines will be made when compensating factors are present. These factors include the borrower's employment stability, favorable credit history, equity in the related property, and the nature of the underlying first mortgage loan.

     Each applicant for a home equity loan must complete an application that lists the applicant's assets, liabilities, income, employment history, and other demographic and personal information. If information in the loan application demonstrates that the applicant has sufficient income and there is sufficient equity in the real property to justify making a home equity loan, the applicable originator will conduct a further credit investigation of the applicant. This investigation includes obtaining and reviewing an independent credit bureau report on the credit history of the applicant to evaluate the applicant's ability and willingness to repay. The credit report typically contains information relating to such matters as credit history with local merchants and lenders, installment and revolving debt payments, and any record of delinquencies, defaults, bankruptcy, collateral repossessions, suits, or judgments.

     The applicable originator originates or acquires mortgage loans pursuant to alternative sets of underwriting criteria under its Full Documentation Program, its Alternative Documentation Program, its Reduced Documentation Program, its Streamlined Documentation Program, and its Super-Streamlined Documentation Program. Generally, the Full Documentation Program will provide a complete and executed Verification of Employment covering a two year period, as well as current paystubs covering one month and two years of W-2s or tax returns. The Alternative Documentation Program permits a salaried borrower to provide paystubs and W-2 forms covering the most recent two years, in lieu of providing a Verification of Employment. Under the Reduced Documentation Program, certain credit underwriting documentation concerning income and employment verification is waived. The Reduced Documentation Program requires applicants to list their assets and also permits bank statements in lieu of verifications of deposits. Borrowers with credit histories that demonstrate an established ability to repay indebtedness in a timely fashion are eligible for the Reduced Documentation Program. The Streamlined Documentation Program allows for a single paystub with year-to-date earnings for salaried borrowers and the most recent year's tax returns for borrowers who are self-employed or commissioned. The Super-Streamlined Documentation program is available for first-lien borrowers with good credit and mortgage history with the applicable originator. The Super-Streamlined Documentation Loan Program is available for borrowers who have recently purchased or refinanced (rate or term) with the applicable originator if they have not been 30 days delinquent in payment during the previous twelve-month period. Under the Super-Streamlined Documentation Program, the value used in conjunction with obtaining the first lien from the applicable originator is used in lieu of a new appraisal and subsequently used to determine the combined loan-to-value ratios for the new home equity line of credit. In most instances, the maximum loan amount is limited to the lesser of 25% of the first lien balance and an amount between $50,000 and $125,000 determined by the FICO score of the borrower. Although a credit review is conducted, no debt ratio, income documentation, or asset verification is generally required. A telephonic verification of employment is required before loan closing.

     Full appraisals are generally performed on all home equity loans. These appraisals are determined on the basis of an originator-approved, independent third-party, fee-based appraisal completed on forms approved by Fannie Mae or Freddie Mac. For certain home equity loans that had at origination a credit limit between $100,000 and $250,000, determined by the FICO score of the borrower, a drive-by evaluation is generally completed by a state-licensed, independent third-party, professional appraiser on forms approved by either Fannie Mae or Freddie Mac. The drive-by evaluation is an exterior examination of the premises by the appraiser to determine that the property is in good condition. The appraisal is based on various factors, including the market value of comparable homes and the cost of replacing the improvements, and generally must have been made not earlier than 180 days before the date of origination of the mortgage loan. For certain home equity loans with credit limits between $100,000 and $250,000, determined by the FICO score of the borrower, the applicable originator may have the related mortgaged property appraised electronically. The minimum and maximum loan amounts for home equity loans are generally $7,500 (or, if smaller, the state-allowed maximum) and $1,000,000, respectively. Borrowers may draw under the home equity loans in minimum amounts of $250 and maximum amounts up to the remaining available credit, in each case after giving effect to all prior draws and payments on the credit line. The minimum amount for draws does not apply to borrowers that are Access Card holders.

     After obtaining all applicable income, liability, asset, employment, credit, and property information, the applicable originator generally uses a debt-to-income ratio to assist in determining whether the prospective borrower has sufficient monthly income available to support the payments on the home equity loan in addition to any senior mortgage loan payments (including any escrows for property taxes and hazard insurance premiums) and other monthly credit obligations. The "debt-to-income ratio" is the ratio of the borrower's total monthly credit obligations (assuming the mortgage loan interest rate is based on the applicable fully indexed interest rate) to the borrower's gross monthly income. Based on this, the maximum monthly debt-to-income ratio is 45%. Variations in the monthly debt-to-income ratios limits are permitted based on compensating factors. The originators currently offer home equity loan products that allow maximum combined loan-to-value ratios up to 100%.

     It is generally each originator's policy to require a title search, legal and vesting report, or limited coverage policy before it makes a home equity loan for amounts less than or equal to $100,000. In addition, if the home equity loan has a maximum draw amount of more than $100,000, the applicable originator requires that the borrower obtain an ALTA policy, or other assurance of title customary in the relevant jurisdiction. In addition, ALTA title policies are generally obtained in situations where the property is on leased land or there has been a change in title or the home equity loan is in first lien position.

Servicing of the Mortgage Loans

     The master servicer has established standard policies for the servicing and collection of the home equity loans. Servicing includes, but is not limited to,

          o the collection and aggregation of payments relating to the mortgage loans;

          o the supervision of delinquent mortgage loans, loss mitigation efforts, foreclosure proceedings, and, if applicable, the disposition of the mortgaged properties; and

          o the preparation of tax related information in connection with the mortgage loans.

     Billing statements are mailed monthly by the master servicer. The statements detail all debits and credits and specify the minimum payment due and the available credit line. Notice of changes in the applicable loan rate are provided by the master servicer to the borrower with the monthly statements. All payments are generally due on the fifteenth day of the month.

     The general policy of the master servicer is to initiate foreclosure in the underlying property for a mortgage loan

          o after the loan is 90 days or more delinquent and satisfactory arrangements cannot be made with the borrower, or

          o if a notice of default on a senior lien is received by the master servicer.

     Foreclosure proceedings may be terminated if the delinquency is cured. Mortgage loans to borrowers in bankruptcy proceedings may be restructured in accordance with law and with a view to maximizing recovery on the loans, including any deficiencies.

     Once foreclosure is initiated by the master servicer, a foreclosure tracking system is used to monitor the progress of the proceedings. The system includes state specific parameters to monitor whether proceedings are progressing within the time frame typical for the state in which the property is located. During the foreclosure proceeding, the master servicer determines the amount of the foreclosure bid and whether to liquidate the loan.

     After foreclosure, the master servicer may liquidate the mortgaged property and charge off the home equity loan balance that was not recovered through liquidation proceeds. Alternatively, the master servicer may forego foreclosure and charge off the home equity loan if the proceeds of foreclosure and liquidation are likely to produce an amount less than the unpaid principal balance of the related senior mortgage.

     Servicing and charge-off policies and collection practices may change over time in accordance with, among other things, the master servicer's business judgment, changes in the portfolio, and applicable laws and regulations.

Foreclosure and Delinquency Experience

     The following table summarizes the delinquency and foreclosure experience, respectively, on the dates indicated, of home equity loans serviced by the master servicer. The delinquency and foreclosure percentages may be affected by the size and relative lack of seasoning of the servicing portfolio because many of the loans were not outstanding long enough to give rise to some or all of the periods of delinquency indicated in the chart below. Accordingly, the information should not be considered a basis for assessing the likelihood, amount, or severity of delinquencies or losses on the mortgage loans. The foreclosure and delinquency experience presented in the table below may not be indicative of the foreclosure and delinquency experience the mortgage loans will experience.

     For the purposes of the following table:

          o the period of delinquency is based on the number of days payments on the mortgage loans are contractually past due;

          o certain total percentages and dollar amounts may not equal the sum of the percentages and dollar amounts indicated in the columns due to differences in rounding;

          o "Foreclosure Rate" is the dollar amount of mortgage loans in foreclosure as a percentage of the total principal balance of mortgage loans outstanding as of the date indicated; and

          o "Bankruptcy Rate" is the dollar amount of mortgage loans for which the related borrower has declared bankruptcy as a percentage of the total principal balance of mortgage loans outstanding as of the date indicated.

                                               Delinquency and Foreclosure Experience

                                      As of December 31, 2002                  As of December 31, 2003
                            --------------------------------------------------------------------------------
                                   Principal                                Principal
                                    Balance           Percentage              Balance           Percentage
                              ------------------      ----------        ------------------      ----------
Total Portfolio.............  $10,640,766,181.58          --            $18,965,891,972.70          --
Delinquency Percentage
  30-59 Days................  $    42,864,688.91         0.40%          $    61,283,288.31         0.32%
  60-89 Days................       10,661,957.76         0.10                15,962,355.26         0.08
  90+ Days..................       19,421,702.11         0.18                37,736,971.30         0.20
                              ------------------      ----------        ------------------      ----------
        Sub Total...........  $    72,948,348.78         0.69%          $   114,982,614.87         0.61%
                              ------------------      ----------        ------------------      ----------
Foreclosure Rate............  $     6,603,778.76         0.06%               $4,984,448.78         0.03%
Bankruptcy Rate.............  $    43,053,210.55         0.40%          $    41,137,908.75         0.22%


                                      As of December 31, 2004                     As of June 30, 2005
                            --------------------------------------------------------------------------------
                                   Principal                                Principal
                                    Balance           Percentage              Balance           Percentage
                              ------------------      ----------        ------------------      ----------
Total Portfolio.............  $37,284,409,794.47          --            $42,933,267,349.41          --
Delinquency Percentage
  30-59 Days................  $   136,762,480.17         0.37%          $   221,037,756.38         0.51%
  60-89 Days................       38,787,816.13         0.10                62,234,837.72         0.14
  90+ Days..................       66,078,326.62         0.18                95,209,456.39         0.22
                              ------------------      ----------        ------------------      ----------
        Sub Total...........  $   241,628,622.92         0.65%          $   378,482,050.49         0.88%
                              ------------------      ----------        ------------------      ----------
Foreclosure Rate............  $    13,359,048.38         0.04%          $    22,142,834.82         0.05%
Bankruptcy Rate.............  $    57,800,760.70         0.16%          $    76,718,223.38         0.18%


                  Description of Sale and Servicing Agreement

Assignment of Mortgage Loans

     At the time of issuance of a series of notes, the depositor will transfer to the Trust, all of its interest in each mortgage loan to be acquired on the closing date (including any Additional Balances arising in the future), related credit line agreements, mortgages, and certain other related documents (collectively, the "Related Documents"), including all collections received on each mortgage loan after the cut-off date (exclusive of payments of accrued interest due on or before the cut-off date). Each mortgage loan transferred to the trust estate will be identified on a mortgage loan schedule delivered to the indenture trustee pursuant to the sale and servicing agreement. The mortgage loan schedule will include information as to the cut-off date principal balance of each mortgage loan as well as information with respect to the loan rate.

     The sale and servicing agreement related to a series of notes will require that Countrywide deliver to the depositor for delivery to the Trust, and the Trust will deliver to the custodian, the mortgage notes related to the mortgage loans related to the series of notes endorsed in blank and the Related Documents

          o on the closing date, with respect to not less than 50% of the mortgage loans in each loan group transferred to the trust estate on the closing date;

          o not later than the twentieth day after the closing date, with respect to not less than an additional 40% of the mortgage loans in each loan group transferred to the trust estate on the closing date; and

          o not later than 30 days after the closing date, with respect to the remaining mortgage loans transferred to the trust estate on the closing date.

     In lieu of delivery of original documentation, Countrywide may deliver documents that have been imaged optically on delivery of an opinion of counsel that the imaged documents are enforceable to the same extent as the originals and do not impair the enforceability of the transfer to the trust estate of the mortgage loans.

     In addition, with respect to any of the mortgage loans, in lieu of transferring the related mortgage to the indenture trustee as one of the Related Documents, the depositor may at its discretion provide evidence that the related mortgage is held through the MERS(R) System. In addition, the mortgage for some or all of the mortgage loans in the Trust that are not already held in the MERS(R) System may, at the discretion of the master servicer, in the future be held through the MERS(R) System. For any mortgage held through the MERS(R) System, the mortgage is recorded in the name of the Mortgage Electronic Registration System, Inc. or MERS(R), as nominee for the owner of the mortgage loan, and subsequent assignments of the mortgage were, or in the future may be, at the discretion of the master servicer, registered electronically through the MERS(R) System. For each of these mortgage loans, MERS(R) serves as a mortgagee of record on the mortgage solely as a nominee in an administrative capacity on behalf of the owner trustee, and does not have any interest in that mortgage loan.

     A sale and servicing agreement will not require Countrywide to record assignments of the mortgage loans to the owner trustee, or the indenture trustee so long as the rating of the long-term senior unsecured debt obligations of Countrywide are not withdrawn, suspended or do not fall below a rating of "BBB" by Standard & Poor's or "Baa2" by Moody's. If Countrywide's long-term senior unsecured debt obligations rating does not satisfy the above-described standard (an "Assignment Event"), Countrywide will have 90 days to record assignments of the mortgages for each mortgage loan in favor of the indenture trustee (unless opinions of counsel satisfactory to the rating agencies and any third party insurer to the effect that recordation of the assignments or delivery of the documentation is not required in the relevant jurisdiction to protect the interest of the indenture trustee in the mortgage loans).

     In accordance with a sale and servicing agreement and the related custodial agreement, within 180 days of the relevant closing date, the custodian will review the related mortgage loans and the Related Documents. If any mortgage loan or Related Document is found to be missing or otherwise defective in any material respect and the defect is not cured within 90 days following notification of it to the sponsor and the depositor by the indenture trustee, the sponsor must accept the transfer of the mortgage loan from the trust estate. The principal balance of any mortgage loan so transferred will be deducted from the related loan group balance, thus reducing the amount of the related allocated transferor interest. If the deduction would cause a Transfer Deficiency to exist, the sponsor must either transfer eligible substitute mortgage loans to the Trust for that loan group or make a deposit into the collection account of the Transfer Deposit Amount to the Trust for the applicable loan group. Except to the extent substituted for by an eligible substitute mortgage loan, the transfer of the mortgage loan out of the trust estate will be treated under a sale and servicing agreement as a payment in full of the mortgage loan. Any Transfer Deposit Amount will be treated as a principal collection on the related loan group. No transfer shall be considered to have occurred unless all required deposits for a loan group to the collection account are actually for that loan group made. The obligation of the sponsor to accept a transfer of a Defective Mortgage Loan and to make any required deposits are the sole remedies for any defects in the mortgage loans and Related Documents available to the owner trustee, the indenture trustee or the noteholders.

     An "Eligible Substitute Mortgage Loan" is a mortgage loan transferred to the trust by the sponsor in connection with the substitution of a Defective Mortgage Loan that must, on the date of its transfer to the Trust,

          o comply with the original loan balance requirements (by credit limit) of Freddie Mac and Fannie Mae for the related loan group (in the case of loan group 1);

          o have a principal balance (or in the case of a substitution of more than one mortgage loan for a Defective Mortgage Loan, an aggregate principal balance) outstanding that is not 10.00% more than the Transfer Deficiency relating to the Defective Mortgage Loan;

          o have a loan rate not less than the loan rate of the Defective Mortgage Loan and not more than 1.00% in excess of the loan rate of the Defective Mortgage Loan;

          o have a loan rate based on the same index (prime rate) with adjustments to the loan rate made on the same interest rate adjustment date as that of the Defective Mortgage Loan;

          o have a FICO score not less than the FICO score of the Defective Mortgage Loan and not more than 50 points higher than the FICO score for the Defective Mortgage Loan;

          o have a margin that is not less than the margin of the Defective Mortgage Loan and not more than 100 basis points higher than the margin for the Defective Mortgage Loan;

          o have a mortgage of the same or higher level of priority as the mortgage relating to the Defective Mortgage Loan;

          o have a remaining term to maturity not more than six months earlier than the remaining terms to maturity of the Defective Mortgage Loan, not later than the maturity date of the Notes, and not more than 60 months later than the remaining term to maturity of the Defective Mortgage Loan;

          o comply with each representation and warranty regarding the mortgage loans in the relevant sale and servicing agreement (deemed to be made as of the date of transfer to the Trust);

          o have an original combined loan-to-value ratio not greater than that of the Defective Mortgage Loan; and

          o satisfy certain other conditions specified in the relevant sale and servicing agreement.

     The sponsor will make certain representations and warranties as to the accuracy in all material respects of certain information furnished to the indenture trustee, the Trust, and any third party insurer with respect to each mortgage loan (e.g., cut-off date principal balance and loan rate). In addition, the sponsor will represent and warrant on the closing date that at the time of transfer to the depositor, the sponsor has transferred or assigned all of its interest in each mortgage loan and the Related Documents, free of any lien. Upon discovery of a breach of any representation and warranty that materially and adversely affects the interests of the Trust, the indenture trustee, the noteholders, or any third party insurer in the related mortgage loan and Related Documents, the sponsor will have 90 days after discovery or notice of the breach to effect a cure. If the breach cannot be cured within the 90-day period, the sponsor must accept a transfer of the Defective Mortgage Loan from the Trust. The same procedure and limitations as in the second preceding paragraph for the transfer of Defective Mortgage Loans will apply to the transfer of a mortgage loan that must be transferred because of a breach of a representation or warranty in a sale and servicing agreement that materially and adversely affects the interests of the noteholders.

     Mortgage loans required to be transferred to the sponsor as described in the preceding paragraphs are referred to as "Defective Mortgage Loans."

Payments on Mortgage Loans; Deposits to Collection Account

     The master servicer will establish and maintain a collection account in trust for the noteholders, the transferor, and any third party insurer, as their interests may appear. The collection account will be an Eligible Account. The Collection Account will initially be established by the master servicer at Countrywide Bank, N.A., which is an affiliate of the master servicer. Except for amounts representing administrative charges, annual fees, taxes, assessments, credit insurance charges, insurance proceeds to be applied to the restoration or repair of a mortgaged property, or similar items, the master servicer will deposit all amounts collected on the mortgage loans in the collection account within two business days of receipt. Not later than the business day immediately preceding each payment date, the master servicer will withdraw from the collection account and remit to the indenture trustee the amount to be applied on the related payment date by the indenture trustee pursuant to the indenture with respect to both loan groups to the extent on deposit in the collection account, and the indenture trustee will deposit such amount in the payment account. In certain circumstances described in a sale and servicing agreement with respect to the first three payment dates, the master servicer is required to make deposits directly into the payment account on the business day before the applicable payment date ("Interest Shortfall Deposit") .

     Amounts deposited in the collection account may be invested in Eligible Investments maturing no later than one business day before the next payment date. Any income realized from these investments belong to the master servicer and any losses incurred on these investments that reduce principal will be deposited in the collection account by the master servicer out of its own funds. Any income realized on amounts deposited in the payment account will belong to the master servicer. Not later than the third business day before each payment date (the "Determination Date"), the master servicer will notify the indenture trustee of the amount of the deposit to be included in funds available for the related payment date.

     An "Eligible Account" is:

          o an account that is maintained with a depository institution whose debt obligations throughout the time of any deposit in it have one of the two highest short-term debt ratings by Standard & Poor's and the highest short-term debt ratings by Moody's,

          o an account with a depository institution having a minimum long-term unsecured debt rating of "AA-" by Standard & Poor's and "Baa3" by Moody's, which accounts are fully insured by either the Savings Association Insurance Fund or the Bank Insurance Fund of the Federal Deposit Insurance Corporation,

          o a segregated trust account maintained with the indenture trustee or an affiliate of the indenture trustee in its fiduciary capacity, or

          o an account otherwise acceptable to each rating agency and any third party insurer.

     An "Eligible Investment" is:

          o an obligation of, or guaranteed as to principal and interest by, the United States or any U.S. agency or instrumentality that is backed by the full faith and credit of the United States;

          o a general obligation of or obligation guaranteed by any state of the United States or the District of Columbia receiving the highest long-term debt rating of each rating agency, or such lower rating as will not result in the downgrading or withdrawal of the ratings then assigned to the notes by any rating agency without regard to any financial guaranty insurance policy;

          o commercial paper issued by Countrywide Home Loans, Inc. or any of its affiliates that is rated no lower than "A-1" by Standard & Poor's and "P-2" by Moody's if the long-term debt of Countrywide Home Loans, Inc. is rated at least "A3" by Moody's, or such lower ratings as will not result in the downgrading or withdrawal of the rating then assigned to the notes by any rating agency without regard to any financial guaranty insurance policy;

          o commercial or finance company paper that is then receiving the highest commercial or finance company paper rating of each rating agency, or such lower rating as will not result in the downgrading or withdrawal of the ratings then assigned to the notes by any rating agency without regard to any financial guaranty insurance policy;

          o certificates of deposit, demand or time deposits, or bankers' acceptances issued by any depository institution or trust company incorporated under the laws of the United States or any of its states and subject to supervision and examination by federal or state banking authorities, if the commercial paper or long term unsecured debt obligations of the depository institution or trust company (or in the case of the principal depository institution in a holding company system, the commercial paper or long-term unsecured debt obligations of the holding company, but only if Moody's is not a rating agency) are then rated in one of the two highest long-term and the highest short-term ratings of each rating agency for the notes, or such lower ratings as will not result in the downgrading or withdrawal of the rating then assigned to the notes by any rating agency without regard to any financial guaranty insurance policy;

          o demand or time deposits or certificates of deposit issued by any bank or trust company or savings institution to the extent that the deposits are fully insured by the FDIC;

          o guaranteed reinvestment agreements issued by any bank, insurance company or other corporation containing, at the time of the issuance of the agreements, such conditions as will not result in the downgrading or withdrawal of the rating then assigned to the notes by any rating agency without regard to any financial guaranty insurance policy;

          o repurchase obligations with respect to any security described in the first and second bullet points, in either case entered into with a depository institution or trust company (acting as principal) described in the fifth bullet point;

          o securities (other than stripped bonds, stripped coupons, or instruments sold at a purchase price in excess of 115% of their face amount) bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States or any of its states that, at the time of the investment, have one of the two highest ratings of each rating agency (except if the rating agency is Moody's, the rating shall be the highest commercial paper rating of Moody's for the securities), or such lower rating as will not result in the downgrading or withdrawal of the rating then assigned to the notes by any rating agency without regard to any financial guaranty insurance policy, as evidenced by a signed writing delivered by each rating agency;

          o interests in any money market fund that at the date of acquisition of the interests in the fund and throughout the time the interests are held in the fund, have the highest applicable rating by each rating agency, or such lower rating as will not result in the downgrading or withdrawal of the ratings then assigned to the notes by any rating agency without regard to any financial guaranty insurance policy;

          o short term investment funds sponsored by any trust company or national banking association incorporated under the laws of the United States or any of its states that on the date of acquisition has been rated by each rating agency in their respective highest applicable rating category, or such lower rating as will not result in the downgrading or withdrawal of the ratings then assigned to the notes by any rating agency without regard to any financial guaranty insurance policy; or

          o any other investments having a specified stated maturity and bearing interest or sold at a discount acceptable to each rating agency that will not result in the downgrading or withdrawal of the rating then assigned to the notes by any rating agency without regard to any financial guaranty insurance policy, as evidenced by a signed writing delivered by each rating agency.

     However, no instrument is an Eligible Investment if it evidences the right to receive

          o interest only payments on the obligations underlying it or

          o both principal and interest payments derived from obligations underlying the instrument and the interest and principal payments from the instrument provide a yield to maturity at par greater than 120% of the yield to maturity at par of the underlying obligations.

     No instrument otherwise described as an Eligible Investment may be purchased at a price greater than par if it may be prepaid or called at a price less than its purchase price before its stated maturity.

Allocations and Collections

     All collections on the mortgage loans will generally be allocated in accordance with the credit line agreements between interest and principal. As to any payment date, interest collections will be determined on a loan group basis and will be equal to the amounts collected during the related collection period allocated to interest pursuant to the credit line agreements, including portions of net liquidation proceeds, insurance proceeds, and optional advances made by the master servicer pursuant to a sale and servicing agreement, less

          o servicing fees related to the mortgage loans in that loan group for the related collection period, and

          o amounts payable to the master servicer pursuant to the related sale and servicing agreement as reimbursement of optional advances of the interest component of any delinquent monthly payments on the mortgage loans in that loan group.

     As to any payment date, principal collections will be determined on a loan group basis and will be equal to the sum of

          o for the mortgage loans in a loan group, the amounts collected during the related collection period allocated to principal pursuant to the credit line agreements, including portions of net liquidation proceeds, and optional advances for the mortgage loan in a loan group made by the master servicer pursuant to the related sale and servicing agreement, and

          o any Transfer Deposit Amounts for that loan group.

     A Transfer Deposit Amount for a loan group is an amount that may be deposited by the sponsor into the collection account equal to the amount by which the Transfer Deficiency exceeds the principal amount of the Eligible Substitute Mortgage Loans transferred to the trust estate under certain circumstances where the sponsor is required to accept the transfer of Defective Mortgage Loans from the trust estate.

     Liquidation proceeds are the proceeds (excluding any amounts drawn on any financial guaranty insurance policy) received in connection with the liquidation of any mortgage loan, whether through trustee's sale, foreclosure sale, or otherwise. Net liquidation proceeds of a mortgage loan are the liquidation proceeds reduced by related expenses, but not in excess of the principal balance of the mortgage loan plus accrued and unpaid interest thereon to the end of the collection period during which the mortgage loan became a Liquidated Mortgage Loan.

Amendments to Credit Line Agreements

     Subject to applicable law and to certain limitations described in the related sale and servicing agreement, the master servicer may change the terms of the credit line agreements at any time provided that the changes

          o do not materially and adversely affect the interest of the noteholders, the transferor, or any third party insurer, and

          o are consistent with prudent business practice.

     In addition, the sale and servicing agreement will permit the master servicer, within certain limits, to increase the credit limit of the related mortgage loan. Borrowers may be offered reductions in loan rates. If a borrower requests a reduction in the loan rate, the loan rate may not be reduced unless the mortgage loan will be first purchased from the related loan group and the purchase price will be deposited as collections in the relevant collection period. The amount of mortgage loans that may be purchased out of a loan group to accommodate any reductions in loan rate may not exceed 5.0% of the original note principal balance of the related class of notes.

Optional Transfers of Mortgage Loans to the Transferor

     To permit the transferor to reduce the allocated transferor interest of a loan group any time that the allocated transferor interest exceeds its related Required Transferor Subordinated Amount, the transferor may, but is not obligated to, remove on any payment date (the "Transfer Date") certain mortgage loans from the related loan group without notice to the noteholders. The transferor is permitted to designate the mortgage loans to be removed. Mortgage loans so designated will only be removed upon satisfaction of the following conditions:

          o no Rapid Amortization Event has occurred;

          o the allocated transferor interest for that loan group as of the Transfer Date (after giving effect to the removal of certain mortgage loans) is equal to or exceeds the related Required Transferor Subordinated Amount;

          o the transfer of any mortgage loans from either loan group on any Transfer Date during the Managed Amortization Period will not, in the reasonable belief of the transferor, cause a Rapid Amortization Event or an event that with notice or lapse of time or both would constitute a Rapid Amortization Event to occur;

          o the transferor delivers to the indenture trustee a mortgage loan schedule containing a list of all mortgage loans remaining in the related loan group after the removal and the master servicer shall have marked the electronic ledger to show that the transferred mortgage loans are no longer owned by the Trust or included in that loan group in the trust estate;

          o the transferor represents and warrants that the mortgage loans to be removed from the Trust were selected randomly;

          o in connection with each retransfer of mortgage loans, the rating agencies and any third party insurer shall have been notified of the proposed transfer and before the Transfer Date each rating agency has notified the transferor, the indenture trustee, and any third party insurer in writing that the transfer would not result in a reduction or withdrawal of the ratings assigned to the notes without regard to any financial guaranty insurance policy; and

          o the transferor shall have delivered to the owner trustee, the indenture trustee, and any third party insurer an officer's certificate confirming the six conditions preceding this one.

Collection and Other Servicing Procedures on Mortgage Loans

     The master servicer will make reasonable efforts to collect all payments called for under the mortgage loans and will, consistent with the related sale and servicing agreement, follow collection procedures it follows servicing home equity loans in its servicing portfolio comparable to the mortgage loans. Consistent with the above, the master servicer may in its discretion waive any late payment charge or any assumption or other fee or charge that may be collected in the ordinary course of servicing the mortgage loans.

     The master servicer may arrange with a borrower of a mortgage loan a schedule for the payment of interest due and unpaid for a period so long as the arrangement is consistent with the master servicer's policies with respect to mortgage loans it owns or services. In accordance with the related sale and servicing agreement, the master servicer may consent under certain circumstances to the placing of a subsequent senior lien ahead of a mortgage loan.

Hazard Insurance

     A sale and servicing agreement will provide that the master servicer maintain hazard insurance on the mortgaged properties relating to the related mortgage loans. Although the related credit line agreements generally require borrowers to maintain hazard insurance, the master servicer will not monitor the maintenance of hazard insurance.

     A sale and servicing agreement will require the master servicer to maintain for any mortgaged property relating to a mortgage loan acquired in foreclosure of a mortgage loan, or by deed in lieu of foreclosure, hazard insurance with extended coverage in an amount equal to the lesser of

          o the maximum insurable value of the mortgaged property or

          o the outstanding balance of the mortgage loan plus the outstanding balance on any mortgage loan senior to the mortgage loan at the time of foreclosure or deed in lieu of foreclosure, plus accrued interest and the master servicer's good faith estimate of the related liquidation expenses to be incurred in connection therewith.

     In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements on the property by fire, lightning, explosion, smoke, windstorm and hail, and the like and strike and civil commotion, subject to the conditions and exclusions specified in each policy. Although the policies relating to the mortgage loans will be underwritten by different insurers and therefore will not contain identical terms, their basic terms are dictated by state laws and most of them typically do not cover any physical damage resulting from war, revolution, governmental actions, floods and other water-related causes, earth movement (including earthquakes, landslides, and mudflows), nuclear reactions, wet or dry rot, vermin, rodents, insects or domestic animals, theft, and, in certain cases, vandalism. The foregoing list is merely indicative of certain kinds of uninsured risks and is not intended to be all-inclusive or an exact description of the insurance policies relating to the mortgaged properties.

Realization on Defaulted Mortgage Loans

     The master servicer will foreclose on or otherwise comparably convert to ownership mortgaged properties securing mortgage loans that come into default when, in accordance with applicable servicing procedures under the related sale and servicing agreement, no satisfactory arrangements can be made for the collection of delinquent payments. In connection with a foreclosure or other conversion, the master servicer will follow practices it deems appropriate and in keeping with its general mortgage servicing activities. The master servicer need not expend its own funds in connection with any foreclosure or other conversion, correction of default on a related senior mortgage loan, or restoration of any property unless, in its sole judgment, the expenditure of funds in the foreclosure, correction, or restoration will increase net liquidation proceeds. The master servicer will be reimbursed out of liquidation proceeds and, if necessary, from other collections on the mortgage loans for advances of its own funds as liquidation expenses before any net liquidation proceeds are paid to noteholders or the transferor.

Optional Purchase of Defaulted Loans

     The master servicer may, at its option but subject to the conditions in the related sale and servicing agreement, purchase from the Trust any mortgage loan that is delinquent in payment for the number of days specified in the related sale and servicing agreement. Any purchase of a delinquent mortgage loan will be at a price equal to 100% of the principal balance of the mortgage loan plus accrued interest at the applicable loan rate from the date through which interest was last paid by the related borrower to the first day of the month in which the purchase proceeds are to be paid to noteholders.

Servicing Compensation and Payment of Expenses

     The master servicer will receive from interest received on the mortgage loans for each collection period a portion of the interest collections as a monthly servicing fee in the amount equal to 0.50% per annum on the aggregate principal balances of the mortgage loans as of the first day of the related collection period. All assumption fees, late payment charges, termination fees, and other fees and charges, to the extent collected from borrowers, will be retained by the master servicer as additional servicing compensation.

     The master servicer will pay certain ongoing expenses associated with the trust estate and incurred by it in connection with its responsibilities under the related sale and servicing agreement. In addition, the master servicer will be entitled to reimbursement for certain expenses incurred by it in connection with defaulted mortgage loans and in connection with the restoration of mortgaged properties, its right of reimbursement being before the rights of noteholders to receive any related net liquidation proceeds and, if necessary, other collections on the mortgage loans.

Evidence as to Compliance

     A sale and servicing agreement will provide for delivery within 80 days after the master servicer's fiscal year to the indenture trustee, any third party insurer, and the rating agencies of an annual statement signed by an officer of the master servicer to the effect that the master servicer has fulfilled its material obligations under the related sale and servicing agreement throughout the preceding calendar year, except as specified in the statement.

     Within 80 days after the master servicer's fiscal year, the master servicer will furnish a report prepared by a firm of nationally recognized independent public accountants (who may also render other services to the master servicer or the transferor) to the indenture trustee, any third party insurer, and the rating agencies to the effect that it has examined certain documents and the records relating to servicing of the mortgage loans under the related sale and servicing agreement and that, on the basis of its examination, the firm believes that such servicing was conducted in compliance with a sale and servicing agreement except for exceptions the firm believes to be immaterial and any other exceptions specified in the report.

Certain Matters Regarding the Master Servicer

     A sale and servicing agreement will provide that the master servicer may not resign as master servicer, except in connection with a permitted transfer of servicing, unless

     (a) its obligations as master servicer are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities of a type and nature presently carried on by it or its affiliate or

     (b) on satisfaction of the following conditions:

          o the master servicer has proposed a successor servicer to the indenture trustee in writing and the proposed successor servicer is reasonably acceptable to the indenture trustee;

          o the rating agencies have confirmed to the indenture trustee that the appointment of the proposed successor servicer as the master servicer will not result in the reduction or withdrawal of the then current rating of the notes without regard to any financial guaranty insurance policy; and

          o the proposed successor servicer is reasonably acceptable to any third party insurer.

     No resignation of the master servicer will become effective until the indenture trustee or a successor servicer has assumed the master servicer's duties under the related sale and servicing agreement.

     The master servicer may perform any of its obligations under a sale and servicing agreement through subservicers or delegates, which may be affiliates of the master servicer. Notwithstanding any subservicing arrangement, the master servicer will remain liable to the indenture trustee, the noteholders, the transferor, and any third party insurer for the master servicer's obligations under the sale and servicing agreement, without any diminution of its obligations and as if the master servicer itself were performing the obligations.

     A sale and servicing agreement will provide that the master servicer will indemnify the Trust and the indenture trustee against any loss, liability, expense, damage, or injury suffered as a result of the master servicer's actions or omissions in connection with the servicing and administration of the mortgage loans that are not in accordance with the sale and servicing agreement. A sale and servicing agreement will provide that, other than the indemnification by the master servicer, neither the master servicer nor their directors, officers, employees, or agents will be liable to the trust estate, the owner trustee, the transferor, or the noteholders for any action taken or for refraining from taking any action in good faith pursuant to the sale and servicing agreement. However, neither the master servicer nor its directors, officers, employees, or agents will be protected against any liability that would otherwise be imposed for misfeasance, bad faith, or gross negligence of the master servicer in the performance of its duties under the sale and servicing agreement or for reckless disregard of its obligations under the sale and servicing agreement. In addition, a sale and servicing agreement will provide that the master servicer need not appear in, prosecute, or defend any legal action that is not incidental to its servicing responsibilities under the sale and servicing agreement and that in its opinion may expose it to any expense or liability. The master servicer may, in its sole discretion, undertake any legal action that it deems appropriate with respect to a sale and servicing agreement and the interests of the noteholders.

Events of Servicing Termination

     The "Events of Servicing Termination" are:

     1. any failure by the master servicer to deposit in the collection account any deposit required to be made under the related sale and servicing agreement, which failure continues unremedied either beyond the relevant payment date or for five business days after the giving of written notice of the failure to the master servicer by the indenture trustee, or to the master servicer and the indenture trustee by any third party insurer or noteholders of at least 25% of the aggregate note principal balance;

     2. any failure by the master servicer duly to observe or perform in any material respect any other of its covenants or agreements in the notes or the related sale and servicing agreement that, in each case, materially and adversely affects the interests of the noteholders or any third party insurer and continues unremedied for 60 days after the giving of written notice of the failure to the master servicer by the indenture trustee, or to the master servicer and the indenture trustee by any third party insurer or noteholders of at least 25% of the aggregate note principal balance; or

     3. certain events of insolvency, liquidation, inability to pay its debts, or other similar proceedings relating to the master servicer.

     Notwithstanding the foregoing, a delay in or failure of performance referred to under clause 1 above for a period of five or more business days or referred to under clause 2 above for a period of 60 or more days, will not constitute an Event of Servicing Termination if the delay or failure could not be prevented by the exercise of reasonable diligence by the master servicer and the delay or failure was caused by an act of God or other similar occurrence. The master servicer shall not be relieved from using its best efforts to perform its obligations in a timely manner in accordance with the related sale and servicing agreement by an act of God or other similar occurrence, and the master servicer shall provide the indenture trustee, the depositor, the transferor, any third party insurer, and the noteholders prompt notice of any failure or delay by it, together with a description of its efforts to perform its obligations.

Rights After an Event of Servicing Termination

     So long as an Event of Servicing Termination remains unremedied, either the indenture trustee (with the consent of any third party insurer) or noteholders of at least 51% of the aggregate note principal balance (with the consent of any third party insurer) or any third party insurer, may terminate all of the rights and obligations of the master servicer under the related sale and servicing agreement, whereupon the indenture trustee will succeed to all the obligations of the master servicer under the sale and servicing agreement and will be entitled to the same compensation arrangements. If the indenture trustee would be obligated to succeed the master servicer but is unwilling or unable so to act, it may appoint, or petition a court of competent jurisdiction for the appointment of, a housing and home finance institution or other mortgage loan or home equity loan servicer with all licenses and permits required to perform its obligations under the sale and servicing agreement and having a net worth of at least $15,000,000 and acceptable to any third party insurer to act as successor to the master servicer under the sale and servicing agreement. Pending such appointment, the indenture trustee must act as master servicer unless prohibited by law. The successor master servicer will be entitled to receive the same compensation that the master servicer would otherwise have received (or such lesser compensation as the indenture trustee and the successor may agree on). A trustee in bankruptcy or the master servicer as debtor in possession may be empowered to prevent the termination and replacement of the master servicer where the Event of Servicing Termination that has occurred is an insolvency event.

Termination

     The obligations and responsibilities of the sponsor, the master servicer, the depositor, the Trust, and the indenture trustee under a sale and servicing agreement (other than the obligation of the master servicer to send certain notices) will terminate on the earlier of (i) the transfer of all the related mortgage loans as described below, (ii) the termination of the related trust agreement or the satisfaction and discharge of the related indenture, and
(iii) the final payment or other liquidation of the last mortgage loan remaining in the related trust estate or the disposition of all property acquired in foreclosure or by deed in lieu of foreclosure of any mortgage loan.

     With the consent of any third party insurer, the mortgage loans will be subject to optional transfer to the transferor on any payment date on or after which the aggregate note principal balance of the related notes is reduced to an amount less than or equal to 10% of the aggregate original note principal balance. The transfer price will be equal to the sum of

          o the aggregate note principal balance of the related notes plus accrued interest at the applicable note rate through the day preceding the related final payment date and

          o accrued interest on any aggregate unpaid investor interest shortfall, to the extent legally permissible.

Amendment

     A sale and servicing agreement may be amended from time to time by the sponsor, the master servicer, the depositor, the owner trustee, and the indenture trustee, with the consent of any third party insurer, if the rating agencies have been given 10 days notice and have notified the Trust that the amendment will not result in a reduction or withdrawal of the then current rating of the related notes without regard to any financial guaranty insurance policy. A sale and servicing agreement may also be amended from time to time by the sponsor, the master servicer, the depositor, the Trust, and the indenture trustee, with the consent of any third party insurer and of holders of not less than 66 2/3% of the aggregate outstanding principal balance of the related e notes.

                    Maturity and Prepayment Considerations

     Holders of a class of notes will be entitled to receive on each payment date payments of principal, until the note principal balance of that class of notes is reduced to zero. During the Managed Amortization Period, holders of a class of notes will receive amounts from principal collections based on the investor fixed allocation percentage for the related loan group, subject to reduction as described below.

     Principal collections on the mortgage loans in a loan group will be allocated between the noteholders of the related class of notes and the transferor based on a specified investor fixed allocation percentage for the related loan group.

     Pursuant to the Insurance Agreement, the third party insurer may permit each Required Transferor Subordinated Amount to decrease or "step down" over time or, under certain circumstances, require it to increase or "step up."

     Allocations of principal collections from the mortgage loans in a loan group based on the applicable investor fixed allocation percentage may result in payments of principal to the noteholders of the related class of notes in amounts that are, in most cases, greater relative to the declining balance of the related mortgage loans than would be the case if the investor floating allocation percentage for a loan group were used to determine the percentage of principal collections from the related mortgage loans paid to the holders of the related class of notes. This is especially true during the Rapid Amortization Period when the holders of a class of notes are entitled to receive the related Maximum Principal Payment and not a lesser amount.

     In addition, investor interest collections for a loan group may be paid as principal of the related class of notes. Moreover, to the extent of losses allocable to the notes, noteholders may also receive the amount of those losses as payment of principal from the related investor interest collections, the related Subordinated Transferor Collections, the investor interest collections for the other loan group (if there are two loan groups), the Subordinated Transferor Collections for the other loan group(if there are two loan groups), or, in some instances, draws under the financial guaranty policy, if there is one. The level of losses on the mortgage loans in a loan group may therefore affect the rate of payment of principal on the related class of notes.

     After the closing date, if the allocated transferor interests begin below their target level, each allocated transferor interest will be expected to grow to the extent obligors make more draws than principal payments on the related mortgage loans. A sale and servicing agreement and the related indenture will permit the transferor, at its option, but subject to the satisfaction of certain conditions specified in the sale and servicing agreement, to remove certain mortgage loans from a loan group and release them from the lien of the related indenture at any time during the life of the notes, so long as the related allocated transferor interest (after giving effect to the removal of the mortgage loans) is not less than the related Required Transferor Subordinated Amount. Removals of mortgage loans may affect the rate at which principal is distributed to the related class of notes by reducing the applicable loan group balance and, therefore, the amount of related principal collections.

     All of the mortgage loans may be prepaid in full or in part at any time. Mortgage loans secured by mortgaged properties in some jurisdictions may be subject to account termination fees to the extent permitted by law. In general, account termination fees do not exceed $350 and do not apply to accounts terminated after a date designated in the related credit line agreement that, depending on the jurisdiction, ranges between six months and five years following origination. The prepayment experience of the mortgage loans in a loan group will affect the weighted average life of the related class of notes.

     The rate of prepayment on the mortgage loans cannot be predicted. Generally, it is assumed that home equity revolving credit lines are not viewed by borrowers as permanent financing. Accordingly, the mortgage loans may experience a higher rate of prepayment than traditional first mortgage loans. On the other hand, because the mortgage loans amortize, rates of principal payments on the mortgage loans will generally be slower than those of traditional fully-amortizing first mortgages in the absence of prepayments on the mortgage loans. The prepayment experience of the mortgage loans may be affected by a wide variety of factors, including general economic conditions, prevailing interest rate levels, the availability of alternative financing, homeowner mobility, the frequency and amount of any future draws on the credit line agreements, and changes affecting the deductibility for federal income tax purposes of interest payments on home equity credit lines. Substantially all of the mortgage loans will contain "due-on-sale" provisions, and the master servicer intends to enforce them unless

          o enforcement is not permitted by applicable law or

          o the master servicer permits the purchaser of the related mortgaged property to assume the mortgage loan in a manner consistent with reasonable commercial practice.

     The enforcement of a "due-on-sale" provision will have the same effect as a prepayment of the related mortgage loan. See "Certain Legal Aspects of the Loans--Due-on-Sale Clauses" in the prospectus.

     The sponsor is not required to deliver certain documents relating to the mortgage loans to the custodian until 30 days after the closing date. If the sponsor fails to deliver all or a portion of the required documents for any mortgage loan to the custodian within the required period, the sponsor must accept the transfer of the mortgage loan from the related Trust. The principal balance of any mortgage loan so transferred will be deducted from the loan group balance of the related loan group, thus reducing the amount of the related allocated transferor interest. If after the deduction the related allocated transferor interest would be less than the related Required Transferor Subordinated Amount at the time, then a "Transfer Deficiency" will exist with respect to the loan group. The amount of the Transfer Deficiency is the lesser of (i) the principal balance of the mortgage loan transferred from the Trust and (ii) the excess of (a) the related Required Transferor Subordinated Amount over (b) the related allocated transferor interest. If a Transfer Deficiency exists, the sponsor must transfer to the Trust for the benefit of the applicable loan group Eligible Substitute Mortgage Loans or deposit into the collection account an amount (the "Transfer Deposit Amount") equal to the excess of the Transfer Deficiency over the principal balance of any such Eligible Substitute Mortgage Loans transferred to the Trust for the applicable loan group. Except to the extent substituted for by an Eligible Substitute Mortgage Loan, the transfer of the mortgage loan out of the Trust will be treated as a payment of principal of the mortgage loan.

     The yield to an investor who purchases a class of notes at a price other than par will vary from the anticipated yield if the actual rate of prepayment on the mortgage loans in the related loan group is different from the rate anticipated by the investor at the time the notes were purchased.

     Collections on the mortgage loans may vary because, among other things, borrowers may make payments during any month as low as the minimum monthly payment for the month or as high as the entire outstanding principal balance plus accrued interest and the fees and charges on the mortgage loan. Borrowers may fail to make scheduled payments. Collections on the mortgage loans may also vary due to seasonal purchasing and payment habits of borrowers.

     We cannot predict the level of prepayments that will be experienced by a Trust and investors may expect that a portion of borrowers will not prepay their mortgage loans to any significant degree. See "Yield and Prepayment Considerations" in the prospectus.

                         Description of the Indenture

     The following is a description of the certain provisions ordinarily found in the indenture.

Rapid Amortization Events

     Unless specified otherwise, the Managed Amortization Period for a Trust will continue through and include the payment date before the fifth anniversary of the first payment date, unless a Rapid Amortization Event occurs before then. "Rapid Amortization Event" refers to any of the following events:

     (a) the failure of the sponsor or the master servicer

          o to make a payment or deposit required under the related sale and servicing agreement within three business days after the date the payment or deposit must be made,

          o to cause the depositor to observe or perform in any material respect certain covenants of the depositor in the related sale and servicing agreement, or

          o to observe or perform in any material respect any other covenants of the sponsor in the related sale and servicing agreement, which failure materially and adversely affects the interests of the noteholders or any third party insurer and, with certain exceptions, continues unremedied for a period of 60 days after written notice;

     (b) any representation or warranty made by the sponsor or the depositor in the related sale and servicing agreement proves to have been incorrect in any material respect when made and continues to be incorrect in any material respect for a period of 60 days after written notice and as a result of which the interests of the noteholders or any third party insurer are materially and adversely affected; except that a Rapid Amortization Event will not occur if the sponsor has purchased or made a substitution for the related mortgage loan or mortgage loans if applicable during the period (or within an additional 60 days with the consent of the indenture trustee) in accordance with the provisions of the related sale and servicing agreement;

     (c) the occurrence of certain events of bankruptcy, insolvency, or receivership relating to the transferor or the depositor;

     (d) the related Trust becomes subject to regulation by the Securities and Exchange Commission as an investment company within the meaning of the Investment Company Act of 1940, as amended;

     (e) the aggregate of all draws under any financial guaranty insurance policy incurred during the Managed Amortization Period exceeds a specified percentage of the aggregate original note principal balance.

     If any event described in clause (a) or (b) occurs, a Rapid Amortization Event will occur only if, after the applicable grace period, the indenture trustee (with the consent of the third party insurer), any third party insurer, or the noteholders holding notes evidencing more than 51% of the aggregate principal amount of the related notes (with the consent of any third party insurer), by written notice to the transferor, the depositor, and the master servicer (and to the indenture trustee, if given by a third party insurer, or the noteholders) declare that a Rapid

Amortization Event has occurred. If any event described in clause (c), (d), or
(e) occurs, a Rapid Amortization Event will occur without any notice or other action on the part of the indenture trustee, a third party insurer, or the noteholders immediately on the occurrence of the event.

     Notwithstanding the foregoing, if a conservator, receiver, or trustee-in-bankruptcy is appointed for the transferor and no Rapid Amortization Event exists other than the conservatorship, receivership, or insolvency of the transferor, the conservator, receiver, or trustee-in-bankruptcy may have the power to prevent the commencement of the Rapid Amortization Period.

     Pursuant to an indenture and the related sale and servicing agreement, if a third party insurer has issued a financial guaranty insurance policy insuring certain payments on the notes and no insurer default exists, the third party insurer will be treated as a noteholder for all purposes other than certain types of amendments, will be entitled to exercise all rights of the noteholders under the indenture without the consent of the noteholders other than consents to certain types of amendments, and the noteholders may exercise their rights under the indenture only with the written consent of the third party insurer. In addition, the third party insurer will have certain additional rights as a third party beneficiary to the related sale and servicing agreement and the indenture. The indenture will provide that in certain circumstances described in the indenture, if a third party insurer has issued a financial guaranty insurance policy insuring certain payments on the notes, the depositor may substitute a new surety bond for the existing financial guaranty insurance policy if the replacement meets the requirements of the indenture, including that the rating of the notes would be an improvement over their then current rating.

Reports to Noteholders

     Concurrently with each payment to the noteholders, the master servicer will forward to the indenture trustee who will make available via its internet website to each noteholder a statement setting forth for the relevant Trust, among other items:

     1. the investor floating allocation percentage for each class of notes for the preceding collection period;

     2. the amount being paid to each class of notes for that payment date;

     3. the amount of interest included in the payment for each class of notes and the related note rate;

     4. the amount of overdue accrued interest for each class of notes included in the payment (and the amount of interest or overdue interest to the extent permitted by applicable law);

     5. the amount of the remaining overdue accrued interest for each class of notes after giving effect to the payment;

     6. the amount of principal included in the payment for each class of notes;

     7. the amount of the reimbursement of previous Investor Loss Amounts included in the payment for each class of notes;

     8. the amount of Basis Risk Carry-forward paid for each class of notes and the amount of Basis Risk Carry-forward accrued on that payment date for each class of notes;

     9. the amount of the aggregate unreimbursed Investor Loss Amounts for each loan group after giving effect to the payments on the notes on that payment date for the related class of notes;

     10. the servicing fee for the payment date;

     11. the note principal balance and the pool factor for each class of notes, each after giving effect to the payment;

     12. each loan group balance as of the end of the preceding collection period;

     13. the number and aggregate principal balances of the mortgage loans in each loan group as to which the minimum monthly payment is delinquent (exclusive of foreclosures, bankruptcies, and REOs) for 30-59 days, 60-89 days, and 90 or more days, respectively, as of the end of the preceding collection period;

     14. with respect to the mortgage loans in each loan group the book value of any real estate that is acquired by the trust estate through foreclosure or bankruptcy or grant of deed in lieu of foreclosure;

     15. if a third party insurer has issued a financial guaranty insurance policy insuring certain payments on the notes, the amount of any draws on the financial guaranty insurance policy for each loan group; and

     16. with respect to the first payment date, the number and aggregate balance of any mortgage loans in either loan group for which certain documents as provided in the related sale and servicing agreement were not delivered to the custodian within 30 days after the closing date.

     The amounts in clauses 3, 4, 5, 6, 7, and 8 above will be expressed as a dollar amount per $1,000 increment of notes.

     The indenture trustee may also, at its option, make available to noteholders any additional files containing the same information in an alternative format.

     If the statement is not accessible on the indenture trustee's internet website, the indenture trustee will forward a hard copy of it to each noteholder, the master servicer, any third party insurer, and the rating agencies immediately after the indenture trustee becomes aware that it is not accessible by any of them via its internet website. Assistance in using the indenture trustee's internet website may be obtained by calling the indenture trustee's customer service desk at (877) 722-1095. The indenture trustee will notify each of the above in writing of any change in the address or means of access to the internet website where the statement is accessible.

     Within 60 days after the end of each calendar year, the master servicer will forward to the indenture trustee a statement containing the information in clauses 3 and 6 above aggregated for the calendar year.

Events of Default Under the Indenture

     Events of default under the indenture include:

          o a default in the payment of any principal or interest on any related notes when it becomes due and continuance of the default for five days;

          o failure by the issuer to perform in any material respect any of its obligations under the indenture (other than a covenant covered in the preceding bullet point) or the breach of a representation or warranty of the Trust under the indenture, that continues unremedied for sixty days after notice of it is given; and

          o certain events of bankruptcy, insolvency, receivership, or liquidation of the issuer.

Remedies on Event of Default Under the Indenture

     If an event of default under the indenture has occurred and is continuing either the indenture trustee or noteholders representing not less than 51% of the then outstanding principal amount of the notes (in either case with the consent of any third party insurer) or the third party insurer (if there is one) may declare the unpaid principal amount of the notes together with accrued interest through the date of acceleration payable immediately. A declaration of acceleration may be rescinded by noteholders representing not less than 51% of the then outstanding principal amount of the notes with the consent of any third party insurer. Although a declaration of acceleration has occurred, the indenture trustee may with the consent of any third party insurer elect not to liquidate the assets of the trust estate if the assets are generating sufficient cash to pay interest and principal as it becomes due without taking into account the declaration of acceleration.

     The indenture trustee may not sell or otherwise liquidate the assets of the related trust estate following an event of default unless

          o the holders of 100% of the then outstanding principal amount of the related notes and any third party insurer consent to the sale, or

          o the proceeds of the sale or liquidation are sufficient to pay all amounts due to the noteholders and any third party insurer, or

          o the indenture trustee determines that the trust estate would not be sufficient on an ongoing basis to make all payments on the notes as they become due and the indenture trustee obtains the consent of a majority of the aggregate outstanding principal balance of the related notes and any third party insurer.

     No noteholder may institute any proceeding with respect to the indenture unless any third party insurer has consented in writing to the institution of the proceeding and the noteholder has previously notified the indenture trustee of a continuing event of default and unless noteholders representing not less than 51% of the aggregate outstanding principal balance of the notes have requested the indenture trustee to institute the proceeding and have offered the indenture trustee reasonable indemnity, and the indenture trustee for 60 days has failed to institute the proceeding.

Certain Matters Regarding the Indenture Trustee

     In connection with acting under an indenture, the indenture trustee will not be liable for any error of judgment made in good faith by its responsible officers unless it is proved that the indenture trustee was negligent in ascertaining the pertinent facts. The indenture trustee will not be liable for any action it takes or omits to take in good faith in accordance with the direction of the third party insurer or the direction received by it from noteholders representing not less than 51% of the aggregate outstanding note principal amount relating to the method and place of conducting any proceeding for any remedy available to the indenture trustee with respect to the notes or exercising any right conferred on the indenture trustee under the indenture or a sale and servicing agreement. However, the indenture trustee generally may not be relieved from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct.

     The indenture trustee and any of its affiliates may hold notes in their own names or as pledgees. To meet the legal requirements of certain jurisdictions, the indenture trustee and the issuer jointly may appoint co-trustees or separate trustees approved by the master servicer and any third party insurer of any part of the trust estate under an indenture. All rights and obligations conferred or imposed on the indenture trustee by an indenture will be conferred or imposed on any separate trustee or co-trustee. In any jurisdiction in which the indenture trustee is unable to perform certain acts, the separate trustee or co-trustee will perform the acts solely at the direction of the indenture trustee.

Duties of the Indenture Trustee

     The indenture trustee will make no representations about the validity or sufficiency of an indenture, the related notes (other than their execution and authentication) or of any mortgage loans or related documents, and will not be accountable for the use or application by the depositor or the master servicer of any funds paid to the depositor or the master servicer on the related mortgage loans, or the use or investment of any monies by the master servicer before and after being deposited into a collection account. So long as no event of default under an indenture has occurred and is continuing, the indenture trustee will be required to perform only those duties specifically required of it under the indenture and the related sale and servicing agreement. Generally, those duties will be limited to the receipt of the various certificates, reports or other instruments required to be furnished to the indenture trustee under the indenture, in which case it will only be required to examine them to determine whether they conform on their face to the requirements of the indenture and the related sale and servicing agreement. The indenture trustee will not be charged with knowledge of the occurrence of any occurrence that, with notice or lapse of time or both, would become an event of default under the indenture, a Rapid Amortization Event, or a failure by the master servicer to perform its duties under the related sale and servicing agreement unless a responsible officer of the indenture trustee has actual knowledge thereof.

Amendment

     An indenture will provide that, without the consent of any noteholder but with the consent of any third party insurer and notice to each rating agency, the issuer and the indenture trustee may enter into one or more supplemental indentures, in form satisfactory to the indenture trustee, for any of the following purposes:

          o to correct or amplify the description of any property at any time subject to the lien of the indenture, or to confirm to the indenture trustee any property subject or required to be subjected to the lien of the indenture, or to subject additional property to the lien of the indenture;

          o to evidence the succession of another person to the issuer pursuant to the indenture and the assumption by the successor of the covenants of the issuer under the indenture and the related notes;

          o to add to the covenants of the issuer for the benefit of the noteholders or any third party insurer, or to surrender any right of the issuer in the indenture;

          o to convey, transfer, assign, mortgage, or pledge any property to the indenture trustee;

          o to cure any ambiguity or mistake;

          o to correct or supplement any provision in the indenture or in any supplemental indenture that may be inconsistent with any other provision in the indenture or in any supplemental indenture or other related transaction documents;

          o to conform the indenture to the related prospectus supplement;

          o to modify, eliminate, or add to the provisions of the indenture
     (a) as required by any rating agency to maintain or improve any rating of the notes, (b) to comply with any requirement imposed by the Internal Revenue Code, or (c) to comply with any rules or regulations of the SEC;

          o to provide for the acceptance of the appointment of a successor trustee under the indenture and to add to or change any of the provisions of the indenture necessary to facilitate the administration of its trusts by more than one trustee; or

          o to modify, eliminate, or add to the provisions of the indenture to the extent necessary to effect the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the "TIA") or under any similar federal statute enacted after the date of the indenture and to add to the indenture other provisions required by the TIA.

     The indenture also provides that without the consent of any noteholder but with the consent of any third party insurer, and provided that each rating agency has been given 10 days notice and has notified the issuer that the action will not result in a reduction or withdrawal of its then current rating of the notes, the indenture trustee and the issuer may enter into a supplemental indenture to change in any manner the indenture or modify in any manner the rights of the noteholders or the third party insurer under the indenture that does not adversely affect in any material respect the interest of any noteholder, except that, without the consent of each noteholder affected thereby and without the consent of the third party insurer no supplemental indenture pursuant to this provision may:

          o change the date of payment of any installment of principal of or interest on any note, or reduce its principal amount, its interest rate, or its redemption price, or change any place of payment where, or the coin or currency in which, any note or its interest is payable, or impair the right to institute suit for the enforcement of the provisions of the indenture requiring the application of funds available therefor to the payment of any such amount due on the notes on or after the respective dates they become due (or in the case of redemption, after the redemption date);

          o reduce the percentage of the outstanding principal balances of the notes the consent of the noteholders of which is required for any supplemental indenture, or the consent of the noteholders of which is required for any waiver of compliance with provisions of the indenture or defaults under the indenture and their consequences or to direct the liquidation of the trust estate;

          o modify any provision of the amendment provisions of the indenture except to increase any percentage specified in the indenture or to provide that certain additional provisions of the indenture or the transaction documents cannot be modified or waived without the consent of each noteholder affected thereby;

          o modify any of the provisions of the indenture in such manner as to affect the calculation of the amount of any payment of interest or principal due on any note on any payment date or affect the rights of the noteholders to the benefit of any provisions for the mandatory redemption of the notes in the indenture; or

          o permit the creation of any lien ranking before or on a parity with the lien of the indenture on any part of the trust estate (except any change in any mortgage's lien status in accordance with a sale and servicing agreement) or, except as otherwise permitted or contemplated in the indenture, terminate the lien of the indenture on any property at any time subject thereto or deprive any noteholder of the security provided by the lien of the indenture.

     No supplemental indentures will be entered into unless the indenture trustee shall have received an opinion of counsel to the effect that entering into the supplemental indenture is permitted under the transaction documents and will not have any material adverse tax consequences to the noteholders.

Satisfaction and Discharge of the Indenture

     An indenture will cease to be of further effect (except for certain exceptions specified in the indenture) and the indenture trustee, on demand of and at the expense of the issuer, will execute proper instruments acknowledging satisfaction and discharge of the indenture, when:

     1. either:

     (A) all notes previously authenticated and delivered under it have been delivered to the indenture trustee for cancellation (other than notes that have been destroyed, lost, stolen, replaced, or paid as provided in the indenture and notes for whose payment money has been deposited in trust or segregated and held in trust by the indenture trustee and later repaid to the issuer or discharged from the trust estate as provided in the indenture); or

     (B) all notes not previously delivered to the indenture trustee for cancellation have become payable, will become payable at their scheduled maturity date within one year, or are to be called for redemption within one year under arrangements satisfactory to the indenture trustee for the giving of notice of redemption by the indenture trustee in the name, and at the expense, of the issuer, and the issuer has irrevocably deposited with the indenture trustee sufficient cash or direct obligations of or obligations guaranteed by the United States (which will mature before the date the amounts are payable), in trust for these purposes;

     2. the issuer has paid all other sums payable under the indenture by the issuer; and

     3. the issuer has delivered to the indenture trustee an officer's certificate, a counsel's opinion, and (if required by the TIA, the indenture trustee or the third party insurer) and independent accountant's certificate each stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Redemption of the Notes

     With the consent of any third party insurer and the master servicer all the mortgage loans then included in the trust estate may be purchased out of the trust estate on any payment date on or after which the note principal balance of the related notes is less than or equal to 10% of the aggregate original principal balance of the related notes. That purchase will result in the redemption of the related notes in whole. The redemption price for the related notes will be the related note principal balance plus accrued interest through the day before the redemption date plus interest accrued on any unpaid investor interest shortfall, to the extent legally permissible. No premium or penalty will be payable by the issuer in any redemption of the notes.

     Payment on notes will only be made on presentation and surrender of the notes at the office or agency of the indenture trustee specified in the redemption notice. If all of the noteholders do not surrender their notes for final payment and cancellation by the redemption date, the indenture trustee will hold for the benefit of the noteholders and the issuer amounts representing the redemption price in the payment account not paid in redemption to noteholders.

The Indenture Trustee

     JPMorgan Chase Bank, N.A. will be the indenture trustee.

     The commercial bank or trust company serving as indenture trustee may own notes and have normal banking relationships with the master servicer, the transferor, the third party insurer, and their affiliates.

     The indenture trustee may resign as trustee under an indenture at any time, in which event the issuer must appoint a successor indenture trustee under that indenture with the consent of the transferor and any third party insurer. A third party insurer or noteholders representing not less than 51% of the aggregate outstanding note principal amount may remove the indenture trustee at any time and the issuer shall then appoint a successor indenture trustee reasonably acceptable to the third party insurer, if there is one. The issuer (or the transferor if the issuer fails to do so) shall remove the indenture trustee and appoint a successor reasonably acceptable to any third party insurer if the indenture trustee ceases to be eligible to continue as such under the indenture, if the indenture trustee becomes insolvent or if the indenture trustee otherwise becomes incapable of acting. Any resignation or removal of the indenture trustee and appointment of a successor indenture trustee will not become effective until acceptance of the appointment by the successor indenture trustee.

The Custodian

     Treasury Bank, a division of Countrywide Bank, N.A. (formerly Treasury Bank, National Association) ("Treasury Bank"), a national banking association and an affiliate of the sponsor and master servicer, is the custodian and will hold a Trust's mortgage notes on behalf of the indenture trustee. Treasury Bank's principal place of business is 1199 N. Fairfax Street, Suite 500, Alexandria, Virginia 22314. Treasury Bank's document custody facility is located at 4100 E. Los Angeles Avenue, Simi Valley, California 93063.

     The master servicer, the transferor, any third party insurer, and their affiliates may maintain other banking relationships in the ordinary course of business with the custodian. The payment of the fees and expenses of the custodian is solely the obligation of the issuer.

     A custodial agreement contains provisions for the indemnification of the custodian for any loss, liability, or expense incurred without negligence, willful misconduct, or bad faith on its part, arising out of or in connection with the acceptance or administration of the custodial agreement.

     The custodian may resign immediately at any time by giving written notice thereof to the indenture trustee, master servicer, the transferor, and the third party insurer. No resignation or removal of the custodian and no appointment of a successor custodian shall become effective until the acceptance of appointment by a successor custodian.

                               Tax Consequences

     All investors are encouraged to consult their tax advisors regarding the federal, state, local, or foreign tax consequences of purchasing, owning, or disposing of the notes of any series.

                        Legal Investment Considerations

     Although, as a condition to the issuance of any series of notes, the notes will be rated in the highest rating category of each of the rating agencies, the notes will not constitute "mortgage related securities" for purposes of the Secondary Mortgage Market Enhancement Act of 1984, because the mortgages securing the mortgage loans are not first mortgages. Accordingly, many institutions with legal authority to invest in comparably rated securities based on first mortgage loans may not be legally authorized to invest in the notes, which, because they evidence interests in a pool that includes junior mortgage loans, are not "mortgage related securities" under the Secondary Mortgage Market Enhancement Act of 1984. See "Legal Investment" in the prospectus.

                            Index of Defined Terms

Bankruptcy Rate...............................23

Countrywide...................................19

Countrywide Bank..............................20

debt-to-income ratio..........................21

Defective Mortgage Loans......................26

Determination Date............................26

Eligible Account..............................27

Eligible Investment...........................27

Eligible Substitute Mortgage Loan.............25

Events of Servicing Termination...............34

Foreclosure Rate..............................23

Interest Shortfall Deposit....................26

originators...................................20

Rapid Amortization Event......................38

Related Documents.............................23

SEC........................................cover

TIA...........................................43

Transfer Deficiency...........................37

Transfer Deposit Amount.......................37

Treasury Bank.................................46

                                                                     Exhibit A
                                                                     ---------



                                  Prospectus




       [Prospectus dated August 4, 2005 previously filed on EDGAR under file number 333-121378]